Exhibit 10.8

MORTGAGE LOAN FLOW PURCHASE, SALE & SERVICING AGREEMENT

dated as of January 1, 2006

between

RWT HOLDINGS, INC.,
Purchaser

PHH MORTGAGE CORPORATION

(formerly known as Cendant Mortgage Corporation) and

BISHOP’S GATE RESIDENTIAL MORTGAGE TRUST
(formerly known as Cendant Residential Mortgage Trust)
Sellers

and

REDWOOD TRUST, INC.
Guarantor

i

SCHEDULES

A.	Mortgage Loan Schedule
B.	Content of Mortgage File
B-1	Purchaser’s Mortgage File
C.	Cendant Guidelines and Restrictions

EXHIBITS

Exhibit 2.05	Form of Assignment, Assumption and Recognition Agreement
Exhibit 5.03(a)	Report P-4DL
Exhibit 5.03(b)	Report S-5L2
Exhibit 5.03(c)	Form of Notice of Foreclosure
Exhibit 5.04-1	Form of Collection Account Certification
Exhibit 5.04-2	Form of Collection Account Letter Agreement
Exhibit 5.06-1	Form of Escrow Account Certification
Exhibit 5.06-2	Form of Escrow Account Letter Agreement
Exhibit 6.02(a)	Report P-139—Monthly Statement of Mortgage Accounts
Exhibit 6.02(b)	Report S-50Y — Private Pool Detail Report
Exhibit 6.02(c)	Report S-213 — Summary of Curtailments Made Remittance Report
Exhibit 6.02(d)	Report S-214 — Summary of Paid in Full Remittance Report
Exhibit 6.02(e)	Report S-215 — Consolidation of Remittance Report
Exhibit 6.02(f)	Report T-62C — Monthly Accounting Report
Exhibit 6.02(g)	Report T-62E — Liquidation Report
Exhibit 8.01	Report P-195 Delinquency Report
Exhibit 9	Form of Officer’s Certificate
Exhibit 10	Form of Warranty Bill of Sale
Exhibit 11	Form of Assessment of Compliance
Exhibit 12	Form of Back-Up SOX Certificate

MORTGAGE LOAN FLOW PURCHASE, SALE & SERVICING AGREEMENT

This Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of January 1, 2006, is entered into between RWT Holdings, Inc., as the Purchaser (“Purchaser”), PHH Mortgage Corporation (formerly known as“Cendant Mortgage” and referred to herein as “PHH Mortgage) and Bishop’s Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust) (the “Trust,” together with PHH Mortgage, the “Sellers” and individually, each a “Seller”), as the Sellers, and Redwood Trust, Inc., as the Guarantor (“Guarantor”).

PRELIMINARY STATEMENT

1. PHH Mortgage is engaged in the business, inter alia, of making loans to individuals, the repayment of which is secured by a first lien mortgage on such individuals’ residences (each, a “Mortgage Loan”). The Trust is engaged in the business of purchasing such Mortgage Loans from PHH Mortgage and selling same to investors.

2. Purchaser is engaged in the business, inter alia, of purchasing Mortgage Loans for its own account.

3. PHH Mortgage has established certain terms, conditions and loan programs, as described in PHH Mortgage’ s Program and Underwriting Guidelines (the “PHH Guide”) and Purchaser is willing to purchase Mortgage Loans that comply with the terms of such terms, conditions and loan programs. The applicable provisions of the PHH Guide are attached hereto as Schedule C.

4. Purchaser and Sellers desire to establish a flow program whereby PHH Mortgage will make Mortgage Loans which meet the applicable provisions of the Cendant Guide, and Purchaser will, on a regular basis, purchase such Mortgage Loans from PHH Mortgage or the Trust, as applicable, provided the parties agree on the price, date and other conditions or considerations as set forth in this Agreement.

5. Purchaser and Sellers wish to prescribe the terms and manner of purchase by the Purchaser and sale by the Sellers of the Mortgage Loans, and the management and servicing of the Mortgage Loans by PHH Mortgage, as the Servicer (the “ Servicer”), in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Purchaser and the Sellers agree as follows:

ARTICLE I:

DEFINITIONS

Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meaning specified in this Article:

“Acceptance of Assignment and Assumption of Lease Agreement”: The specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.

“Affiliate”: When used with reference to a specified Person, any Person that (i) directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, or (iii) directly or indirectly is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified person is directly or indirectly the owner of 10% or more of any class of equity securities.

“Agreement”: This Mortgage Loan Flow Purchase, Sale & Servicing Agreement between the Purchaser, the Sellers and the Guarantor.

“ALTA”: The American Land Title Association.

“Appraised Value”: With respect to any Mortgaged Property, the lesser of: (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC; or (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided that, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property shall be based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of FNMA and FHLMC.

“ARM Loan”: An “adjustable rate” Mortgage Loan, the Note Rate of which is subject to periodic adjustment in accordance with the terms of the Mortgage Note.

“Assignment”: An individual assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

“Assignment of Proprietary Lease”: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Unit is located to reflect the assignment of such Proprietary Lease.

“Assessment of Compliance”: The statement as defined in Section 7.05 hereto.

“Attestation Report”: The report as defined in Section 7.05 hereto.

“Assignment of Recognition Agreement”: With respect to a Cooperative Loan, an assignment of the Recognition Agreement sufficient under the laws of the jurisdiction wherein the related Cooperative Unit is located to reflect the assignment of such Recognition Agreement.

“Back-Up SOX Certificate”: The certificate as defined in Section 7.07 hereto.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101-1330), as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.

“Business Day”: Any day other than (i) a Saturday or Sunday, or (ii) a day on which the Federal Reserve is closed.

“Cendant Guide”: As defined in paragraph 3 of the Preliminary Statement to this Agreement.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collection Account”: The separate trust account or accounts created and maintained pursuant to Section 5.04 which shall be entitled “PHH Mortgage Corporation, as servicer and custodian for the Purchaser of Mortgage Loans under the Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of January 1, 2006.”

“Compliance Statement”: The statement as defined in Section 7.04 hereto.

“Condemnation Proceeds”: All awards or settlements in respect of a taking of an entire Mortgaged Property or a part thereof by exercise of the power of eminent domain or condemnation.

“Consent”: A document executed by the Cooperative Corporation (i) consenting to the sale of the Cooperative Unit to the Mortgagor and (ii) certifying that all maintenance charges relating to the Cooperative Unit have been paid.

“Cooperative Corporation”: With respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Lien Search”: A search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative Corporation and (ii) the seller of the Cooperative Unit, (b) filings of Financing Statements and (c) the deed of the Cooperative Project into the Cooperative Corporation.

“Cooperative Loan”: A Mortgage Loan that is secured by a first lien on and a perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project”: With respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares”: With respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificates.

“Cooperative Unit”: With respect to any Cooperative Loan, a specific unit in a Cooperative Project.

“Credit Documents”: Those documents, comprising part of the Mortgage File, required of the Mortgagor, as described in Section 2 (Specific Loan Program Guidelines) of the Cendant Guide. The Credit Documents are specified on Schedule B-3 hereto.

“Cut-off Date” : The first day of the month in which the respective Funding Date occurs.

“Defective Mortgage Loan”: As defined in Section 3.04(3).

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced with a Qualified Substitute Mortgage Loan.

“Depositor”: With respect to any Securitization Transaction, the “depositor”, if any, specified by the Purchaser and identified in related transaction documents.

“Determination Date”: The 15th day of each calendar month, commencing on the 15th day of the month following the Funding Date, or, if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day.

“Distribution Report”: In connection with any Securitization Transaction, a distribution report on Form 10-D required to be filed with the SEC under Regulation AB.

“Due Date”: With respect to any Mortgage Loan, the day of the month on which each Monthly Payment is due thereon, exclusive of any days of grace.

“Due Period”: With respect to each Remittance Date, the period commencing on the first day of the month immediately preceding the month of such Remittance Date and ending on the last day of the month immediately preceding the month of such Remittance Date.

“Eligible Account”: One or more accounts (i) that are maintained with a depository institution the long-term unsecured debt obligations of which have been rated by each Rating Agency in one of its two highest rating categories at the time of any deposit therein, (ii) that are trust accounts with any depository institution held by the depository institution in its capacity as a corporate trustee, or (iii) the deposits in which are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which are otherwise secured such that the Purchaser has a claim with respect to the funds in such accounts or a perfected first security interest against any collateral securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such accounts are maintained. In addition, solely with respect to Mortgage Loans which are not part of a securitization, “Eligible Account” shall include any accounts that meet the standards established from time to time by FNMA for eligible custodial depositories.

“Environmental Assessment”: A “Phase I” environmental assessment of a Mortgaged Property prepared by an Independent Person who regularly conducts environmental assessments and who has any necessary license(s) required by applicable law and has five years experience in conducting environmental assessments.

“Environmental Conditions Precedent to Foreclosure”: As defined in Section 5.15.

“Environmental Laws”: All federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

“Escrow Account”: The separate trust account or accounts created and maintained pursuant to Section 5.06 which shall be entitled “PHH Mortgage Corporation, as servicer and custodian for the Purchaser under the Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of August 1, 2002 (as amended), and various mortgagors.”

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

“Estoppel Letter”: A document executed by the Cooperative Corporation certifying, with respect to a Cooperative Unit, (i) the appurtenant Proprietary Lease will be in full force and effect as of the date of issuance thereof, (ii) the related Stock Certificate was registered in the Mortgagor’s name and the Cooperative Corporation has not been notified of any lien upon, pledge of, levy of execution on or disposition of such Stock Certificate, and (iii) the Mortgagor is not in default under the appurtenant Proprietary Lease and all charges due the Cooperative Corporation have been paid.

“Event of Default”: Any one of the conditions or circumstances enumerated in Section 10.01.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“FDIC”: The Federal Deposit Insurance Corporation or any successor organization.

“FHLMC”: The Federal Home Loan Mortgage Corporation (also known as Freddie Mac) or any successor organization.

“FHLMC Servicing Guide”: The FHLMC/Freddie Mac Sellers’ and Servicers’ Guide in effect on and after the Funding Date.

“Fidelity Bond”: A fidelity bond to be maintained by the Servicer pursuant to Section 5.12.

“Financing Statement”: A financing statement in the form of a UCC-1 filed pursuant to the Uniform Commercial Code to perfect a security interest in the Cooperative Shares and Pledge Instruments.

“Financing Statement Change”: A financing statement in the form of a UCC-3 filed to continue, terminate, release, assign or amend an existing Financing Statement.

“FNMA”: The Federal National Mortgage Association (also known as Fannie Mae) or any successor organization.

“FNMA Guide”: The FNMA/Fannie Mae Selling Guide and the Servicing Guide, collectively, in effect on and after the Funding Date.

“Funding Date”: Each date (up to four per month) that Purchaser purchases Mortgage Loans from the Sellers hereunder.

“Gross Margin”: With respect to each ARM Loan, the fixed percentage added to the Index on each Rate Adjustment Date, as specified in each related Mortgage Note and listed in the Mortgage Loan Schedule.

“Guarantor”: Redwood Trust, Inc., or its successor in interest.

“Independent”: With respect to any specified Person, such Person who: (i) does not have any direct financial interest or any material indirect financial interest in the applicable Mortgagor, the Sellers, the Purchaser, or their Affiliates; and (b) is not connected with the applicable Mortgagor, the Sellers, the Purchaser, or their respective Affiliates as an officer, employee, promoter, underwriter, trustee, member, partner, shareholder, director, or Person performing similar functions.

“Index”: With respect to each ARM Loan, on each Rate Adjustment Date, the applicable rate index set forth on the Mortgage Loan Schedule, which shall be an index described on such Mortgage Loan Schedule.

“Insolvency Proceeding”: With respect to any Person: (i) any case, action, or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors; or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of the creditors generally of such Person or any substantial portion of such Person’s creditors; in any case undertaken under federal, state or foreign law, including the Bankruptcy Code.

“Insurance Proceeds”: Proceeds of any Primary Insurance Policy, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own or its Affiliates’ account or managed by it for third-party institutional investors.

“Legal Documents”: Those documents, comprising part of the Mortgage File, set forth in Schedule B-1 of this Agreement.

“Lender-Paid Mortgage Insurance Rate”: With respect to any Mortgage Loan, the Lender-Paid Mortgage Insurance Rate for any “lender-paid” Primary Insurance Policy shall be a per annum rate equal to the percentage indicated on the Mortgage Loan Schedule.

“Liquidation Proceeds”: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property in accordance with the provisions hereof.

“Loan-to-Value Ratio” or “LTV”: With respect to any Mortgage Loan, the original principal balance of such Mortgage Loan divided by the lesser of the Appraised Value of the related Mortgaged Property or the purchase price. The Loan-to-Value Ratio of any Additional Collateral Mortgage Loan (as defined in Exhibit 11 hereto) shall be calculated by reducing the principal balance of such Additional Collateral Mortgage Loan by the amount of Additional Collateral (as defined in Exhibit 11 hereto) with respect to such Mortgage Loan.

“MAI Appraiser”: With respect to any real property, a member of the American Institute of Real Estate Appraisers with a minimum of 5 years of experience appraising real property of a type similar to the real property being appraised and located in the same geographical area as the real property being appraised.

“Master Servicer”: With respect to any Securitization Transaction, the “master servicer”, if any, identified by the Purchaser and identified in related transaction documents.

“Maximum Rate”: With respect to each ARM Loan, the rate per annum set forth in the related Mortgage Note as the maximum Note Rate thereunder. The Maximum Rate as to each ARM Loan is set forth on the related Mortgage Loan Schedule.

“Minimum Rate”: With respect to each ARM Loan, the rate per annum set forth in the related Mortgage Note as the minimum Note Rate thereunder. The Minimum Rate as to each ARM Loan is set forth on the related Mortgage Loan Schedule.

“Monthly Advance”: The aggregate amount of the advances made by the Servicer on any Remittance Date pursuant to and as more fully described in Section 6.03.

“Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

“Monthly Period”: Initially, the period from the Funding Date through to and including the first Record Date during the term hereof, and, thereafter, the period commencing on the day after each Record Date during the term hereof and ending on the next succeeding Record Date during the term hereof (or, if earlier, the date on which this Agreement terminates).

“Mortgage”: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on either (i) with respect to a Mortgage Loan other than a Cooperative Loan, an unsubordinated estate in fee simple in real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Mortgage Note.

“Mortgaged Property”: With respect to a Mortgage Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple estate.

“Mortgage File”: With respect to a particular Mortgage Loan, those origination and servicing documents, escrow documents, and other documents as are specified on Schedule B-1 to this Agreement and any additional documents required to be added to the Mortgage File pursuant to the related Purchase Price and Terms Letter.

“Mortgage Loan”: Each individual mortgage loan or Cooperative Loan (including all documents included in the Mortgage File evidencing the same, all Monthly Payments, Principal Prepayments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, and other proceeds relating thereto, and any and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith) which is the subject of this Agreement and the related Purchase Price and Terms Letter. The Mortgage Loans subject to this Agreement shall be identified on Mortgage Loan Schedules prepared in connection with each Funding Date.

“Mortgage Loan Schedule”: The list of Mortgage Loans identified on each Funding Date that sets forth the information with respect to each Mortgage Loan that is specified on Schedule A hereto (as amended from time to time to reflect the addition of any Qualified Substitute Mortgage Loans). A Mortgage Loan Schedule will be prepared for each Funding Date.

“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgagor”: The obligor on a Mortgage Note.

“Negative Amortization”: That portion of interest accrued at the Note Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“Non-recoverable Advance”: As of any date of determination, any Monthly Advance or Servicing Advance previously made or any Monthly Advance or Servicing Advance proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Servicer and in accordance with the servicing standard set forth in Section 5.01, will not or, in the case of a proposed advance, would not be ultimately recoverable pursuant to Section 5.05 (3) or (4) hereof. The determination by the Servicer that it has made a Non-recoverable Advance or that any proposed advance would constitute a Non-recoverable Advance shall be evidenced by an Officer's Certificate satisfying the requirements of Section 6.04 hereof and delivered to the Purchaser on or before the Determination Date in any month.

“Note Rate”: With respect to any Mortgage Loan at any time any determination thereof is to be made, the annual rate at which interest accrues thereon.

“Offering Materials”: All documents, tapes, or other materials relating to the Mortgage Loans provided by Seller to Purchaser prior to Purchaser submitting its bid to purchase the Mortgage loans.

“Officers’ Certificate”: A certificate signed by (i) the President or a Vice President and (ii) the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered by the Servicer to the Purchaser as required by this Agreement.

“Payment Adjustment Date”: The date on which Monthly Payments shall be adjusted. Payment Adjustment Date shall occur on the date which is eleven months from the first payment date for the Mortgage Loan, unless otherwise specified in the Mortgage Note, and on each anniversary of such first Payment Adjustment Date.

“Payoff”: With respect to any Mortgage Loan, any payment or recovery received in advance of the last scheduled Due Date of such Mortgage Loan, which payment or recovery consists of principal in an amount equal to the outstanding principal balance of such Mortgage Loan, all accrued and unpaid prepayment penalties, premiums, and/or interest with respect thereto, and all other unpaid sums due with respect to such Mortgage Loan.

“Periodic Rate Cap”: With respect to each ARM Loan, the provision in each Mortgage Note that limits permissible increases and decreases in the Note Rate on any Rate Adjustment Date to not more than ‘a specified’ percentage point.

“Permitted Investments”: Investments that mature, unless payable on demand, not later than the Business Day preceding the related Remittance Date; provided that such investments shall only consist of the following:

(i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii) repurchase obligations (the collateral for which is held by a third party) with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in one of its two highest rating categories;

(iii) certificates of deposit, time deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that the long-term unsecured debt obligations of such bank or trust company (or, in the case of the principal depository institution of a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by each Rating Agency in one of its two highest rating categories;

(iv) commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by each Rating Agency in its highest rating category; and

(v) any other demand, money market or time deposit account or obligation, or interest-bearing or other security or investment, acceptable to the Purchaser (such acceptance evidenced in writing);

provided further that “Permitted Investments” shall not include any instrument described hereunder which evidences either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge Instruments”: With respect to each Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease, the Assignment of the Mortgage Note and the Acceptance of Assignment and Assumption of Lease Agreement.

“Prepaid Monthly Payment”: Any Monthly Payment received prior to its scheduled Due Date and which is intended to be applied to a Mortgage Loan on its scheduled Due Date.

“Primary Insurance Policy”: Each primary policy of mortgage insurance in effect with respect to a Mortgage Loan and as so indicated on the Mortgage Loan Schedule, or any replacement policy therefor obtained by the Servicer pursuant to Section 5.08.

“Principal Prepayment”: Any payment or other recovery of principal on a Mortgage Loan (including a Payoff), other than a Monthly Payment or a Prepaid Monthly Payment which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and which is intended to reduce the principal balance of the Mortgage Loan.

“Proprietary Lease”: The lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Price and Terms Letter”: With respect to any pool of Mortgage Loans purchased and sold on any Funding Date, the letter agreement between the Purchaser and Seller (including any exhibits, schedules and attachments thereto), setting forth the terms and conditions of such transaction and describing the Mortgage Loans to be purchased by the Purchaser on such Funding Date. A Purchase Price and Terms Letter may relate to more than one pool of Mortgage Loans to be purchased on one or more Funding Dates hereunder.

“Purchaser”: RWT Holdings, Inc., or its successor in interest or any successor under this Agreement appointed as herein provided.

“Purchaser’s Account”: The account of the Purchaser at a bank or other entity most recently designated in a written notice by the Purchaser to the Sellers as the “Purchaser’s Account.”

“Purchase Price”: As to each Mortgage Loan to be sold hereunder, the price set forth in the Mortgage Loan Schedule and the related Purchase Price and Terms Letter.

“Qualified Mortgage Insurer”: American Guaranty Corporation, Commonwealth Mortgage Assurance Company, General Electric Mortgage Insurance Companies, Mortgage Guaranty Insurance Corporation, PMI Mortgage Insurance Company, Republic Mortgage Insurance Company or United Guaranty Residential Insurance Corporation.

“Qualified Substitute Mortgage Loan”: A Mortgage Loan substituted by a Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due and received in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Unpaid Principal Balance of the Deleted Mortgage Loan and not less than ninety percent (90%) of the Unpaid Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall to be distributed by the applicable Seller to the Purchaser in the month of substitution), (ii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (iii) have a Note Rate not less than (and not more than one percentage point greater than) the Note Rate of the Deleted Mortgage Loan, (iv) with respect to each ARM Loan, have a Minimum Rate not less than that of the Deleted Mortgage Loan, (v) with respect to each ARM Loan, have a Maximum Rate not less than that of the Deleted Mortgage Loan and not more than two (2) percentage points above that of the Deleted Mortgage Loan, (vi) with respect to each Adjustable Rate Mortgage Loan, have a Gross Margin not less than that of the Deleted Mortgage Loan, (vii) with respect to each ARM Loan, have a Periodic Rate Cap equal to that of the Deleted Mortgage Loan, (viii) have a Loan-to-Value Ratio at the time of substitution equal to or less than the Loan-to-Value Ratio of the Deleted Mortgage Loan at the time of substitution, (ix) with respect to each ARM Loan, have the same Rate Adjustment Date as that of the Deleted Mortgage Loan, (x) with respect to each ARM Loan, have an Index as provided herein for all ARM Loans subject to this Agreement, (xi) comply as of the date of substitution with each representation and warranty set forth in Sections 3.01, 3.02 and 3.03, (xii) be in the same credit grade category as the Deleted Mortgage Loan and (xiii) have the same prepayment penalty term.

“Rate Adjustment Date”: With respect to each ARM Loan, the date on which the Note Rate adjusts.

“Rating Agency”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Moody’s Investors Service, Inc., and Fitch, Inc.

“Recognition Agreement”: An agreement among a Cooperative Corporation, a lender and a Mortgagor with respect to a Cooperative Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

“Record Date”: The close of business of the last Business Day of the month immediately preceding the month of the related Remittance Date.

“Refinanced Mortgage Loan”: A Mortgage Loan that was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

“Regulation AB”: Subpart 229.1100—Asset-Backed Securities (Regulation AB), 17 C.F.R. Sections 229.1100-1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code or any similar tax vehicle providing for the pooling of assets (such as a Financial Asset Security Investment Trust).

“Remittance Date”: The 18th day of each calendar month, commencing on the 18th day of the month following the Funding Date, or, if such 18th day is not a Business Day, then the next Business Day immediately preceding such 18th day.

“Remittance Rate”: With respect to each Mortgage Loan, the related Note Rate minus the Servicing Fee Rate.

“REO Disposition”: The final sale by the Servicer of any REO Property.

“REO Disposition Proceeds”: All amounts received with respect to any REO Disposition.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of the Purchaser as described in Section 5.13.

“Repurchase Price”: As to (a) any Defective Mortgage Loan required to be repurchased hereunder with respect to which a breach occurred or (b) any Mortgage Loan required to be repurchased pursuant to Section 3.04 and/or Section 7.02, an amount equal to the Unpaid Principal Balance of such Mortgage Loan at the time of repurchase multiplied by the Purchase Price; plus (2) interest on such Mortgage Loan at the applicable Note Rate from the last date through which interest has been paid and distributed to the Purchaser hereunder to the date of repurchase; minus (3) any amounts received in respect of such Defective Mortgage Loan which are being held in the Collection Account for future remittance.

“Scheduled Principal Balance”: With respect to any Mortgage Loan, (i) the outstanding principal balance as of the Funding Date after application of principal payments due on or before such date whether or not received, minus (ii) all amounts previously remitted to the Purchaser with respect to such Mortgage Loan representing (a) payments or other recoveries of principal, or (b) advances of principal made pursuant to Section 6.03.

“SEC”: The United States Securities and Exchange Commission.

“Securities Act”: The Securities Act of 1933, as amended.

“Securitization Transaction”: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

“Securitization Trust”: With respect to a Securitization Transaction, the “trust”, if any, specified by the Purchaser and identified in the related transaction documents.

“Sellers”: PHH Mortgage Corporation, a New Jersey corporation and Bishop’s Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust), a Delaware business trust, or their successors in interest or any successor under this Agreement appointed as herein provided.

“Servicer”: PHH Mortgage Corporation, a New Jersey corporation.

“Servicer’s Mortgage File”: The documents pertaining to a particular Mortgage Loan which are specified on Exhibit B-2 attached hereto and any additional documents required to be included or added to the “Servicer’s Mortgage File” pursuant to this Agreement.

“Servicing Advances”: All “out of pocket” costs and expenses that are customary, reasonable and necessary which are incurred by the Servicer in the performance of its servicing obligations hereunder, including (without duplication) (i) reasonable attorneys’ fees and (ii) the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the servicing, management and liquidation of any Specially Serviced Mortgaged Loans and/or any REO Property, and (d) compliance with the Servicer’s obligations under Section 5.08.

“Servicing Event”: Any of the following events with respect to any Mortgage Loan: (i) any Monthly Payment being more than 60 days delinquent; (ii) any filing of an Insolvency Proceeding by or on behalf of the related Mortgagor, any consent by or on behalf of the related Mortgagor to the filing of an Insolvency Proceeding against such Mortgagor, or any admission by or on behalf of such Mortgagor of its inability to pay such Person’s debts generally as the same become due; (iii) any filing of an Insolvency Proceeding against the related Mortgagor that remains undismissed or unstayed for a period of 60 days after the filing thereof; (iv) any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the related Mortgagor or with respect to any Mortgaged Property; (v) any receipt by the Servicer of notice of the foreclosure or proposed foreclosure of any other lien on the related Mortgaged Property; (vi) any proposal of a material modification (as reasonably determined by the Seller) to such Mortgage Loan due to a default or imminent default under such Mortgage Loan; or (vii) in the reasonable judgment of the Servicer, the occurrence, or likely occurrence within 60 days, of a payment default with respect to such Mortgage Loan that is likely to remain uncured by the related Mortgagor within 60 days thereafter.

“Servicing Fee”: The annual fee, payable monthly to the Servicer out of the interest portion of the Monthly Payment actually received on each Mortgage Loan. The Servicing Fee with respect to each Mortgage Loan for any calendar month (or a portion thereof) shall be 1/12 of the product of (i) the Scheduled Principal Balance of the Mortgage Loan and (ii) the Servicing Fee Rate applicable to such Mortgage Loan.

“Servicing Fee Rate”: (i) with respect to any ARM Loan, 0.375% per annum; provided that, prior to the first Rate Adjustment Date with respect to any such Mortgage Loan, such rate may be, at the Servicer’s option, not less than 0.25% per annum; and (ii) with respect to any Mortgage Loan other than an ARM Loan, 0.25% per annum.

“Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a written list of servicing officers furnished by the Servicer to the Purchaser upon request therefor by the Purchaser, as such list may from time to time be amended.

“Specially Serviced Mortgage Loan”: A Mortgage Loan as to which a Servicing Event has occurred and is continuing.

“Stock Certificate”: With respect to a Cooperative Loan, the certificates evidencing ownership of the Cooperative Shares issued by the Cooperative Corporation.

“Stock Power”: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

“Trust”: Bishop’s Gate Residential Mortgage Trust.

“Uniform Commercial Code”: The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unpaid Principal Balance”: With respect to any Mortgage Loan, at any time, the actual outstanding principal balance then payable by the Mortgagor under the terms of the related Mortgage Note including any cumulative Negative Amortization.

“Warranty Bill of Sale”: A warranty bill of sale with respect to the Mortgage Loans purchased on a Funding Date in the form annexed hereto as Exhibit 10.

ARTICLE II:

SALE AND CONVEYANCE OF MORTGAGE LOANS;
POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Sale and Conveyance of Mortgage Loans.

Seller agrees to sell and Purchaser agrees to purchase, from time to time, those certain Mortgage Loans identified in a Mortgage Loan Schedule, at the price and on the terms set forth herein and in the related Purchase Price and Terms Letter. Purchaser, on any Funding Date, shall be obligated to purchase only such Mortgage Loans set forth in the applicable Mortgage Loan Schedule, subject to the terms and conditions of this Agreement and the related Purchase Price and Terms Letter.

Purchaser will purchase Mortgage Loan(s) from Seller, up to four (4) times per month on such Funding Dates as may be agreed upon by Purchaser and Seller. The closing shall, at Purchaser’s option be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person at such place, as the parties shall agree. On the Funding Date and subject to the terms and conditions of this Agreement, each Seller will sell, transfer, assign, set over and convey to the Purchaser, without recourse except as set forth in this Agreement, and the Purchaser will purchase, all of the right, title and interest of the applicable Seller in and to the Mortgage Loans being conveyed by it hereunder, as identified on the Mortgage Loan Schedule.

Examination of the Mortgage Files may be made by Purchaser or its designee as follows. No later than 5 Business Days prior to the Funding Date, Seller will deliver to Purchaser or its custodian, Legal Documents required pursuant to Schedule B-1. Within 30 days following each funding date , Seller shall make the Credit Documents available to Purchaser upon Purchaser’s request for review, at Seller’s place of business and during reasonable business hours. If Purchaser makes such examination and identifies any Mortgage Loans that do not conform to the Cendant Guide, such Mortgage Loans will be deleted from the Mortgage Loan Schedule at Purchaser’s discretion. Purchaser may, at its option and without notice to Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Loan files shall not affect Purchaser’s rights to demand repurchase, substitution or other relief as provided herein.

On the Funding Date and in accordance with the terms herein, Purchaser will pay to Seller, by wire transfer of immediately available funds, the Purchase Price, together with interest, if any, accrued from the Cut-off Date through the day immediately preceding the Funding Date, according to the instructions to be provided, respectively, by PHH Mortgage and the Trust. Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to Purchaser a Warranty Bill of Sale with respect to the Mortgage Loans in the form annexed hereto as Exhibit 10.

Purchaser shall be entitled to all scheduled principal due after the Cut-off Date, all other recoveries of principal collected after the Cut-off Date and all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the Cut-off Date). Notwithstanding the foregoing, on the first Remittance Date after the Funding Date the Purchaser shall be entitled to receive the interest accrued from the Cut-off Date through the day immediately preceding the Funding Date. The principal balance of each Mortgage Loan as of the Cut-off Date is determined after application of payments of principal due on or before the Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such prepaid amounts shall be the property of Purchaser. Seller shall hold any such prepaid amounts for the benefit of Purchaser for subsequent remittance by Seller to Purchaser. All scheduled payments of principal due on or before the Cut-off Date and collected by Seller after the Cut-off Date shall belong to Seller.

Section 2.02 Possession of Mortgage Files.

Upon the sale of any Mortgage Loan, the ownership of such Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, payments, proceeds and obligations arising therefrom or in connection therewith, shall then be vested in the Purchaser, and the ownership of all records and documents with respect to such Mortgage Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and, to the extent retained by the Seller, shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The contents of such Mortgage File not delivered to the Purchaser are and shall be held in trust by the Seller for the benefit of the Purchaser as the owner thereof and the Sellers’ possession of the contents of each Mortgage File so retained is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Seller is in a custodial capacity only. Mortgage Files shall be maintained separately from the other books and records of the Seller. Each Seller shall release from its custody of the contents of any Mortgage File only in accordance with written instructions from the Purchaser, except where such release is required as incidental to the Servicer ’s servicing of the Mortgage Loans or is in connection with a repurchase or substitution of any such Mortgage Loan pursuant to Section 3.04.

Any documents released to a Seller or the Servicer in connection with the foreclosure or servicing of any Mortgage Loan shall be held by such Person in trust for the benefit of the Purchaser in accordance with this Section 2.02. Such Person shall return to the Purchaser such documents when such Person’s need therefor in connection with such foreclosure or servicing no longer exists (unless sooner requested by the Purchaser); provided that, if such Mortgage Loan is liquidated, then, upon the delivery by a Seller or the Servicer to the Purchaser of a request for the release of such documents and a certificate certifying as to such liquidation, the Purchaser shall promptly release and, to the extent necessary, deliver to such Person such documents.

Section 2.03 Books and Records.

The sale of each of its Mortgage Loans shall be reflected on the applicable Seller’s balance sheet and other financial statements as a sale of assets by the applicable Seller. Each Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans it conveyed to the Purchaser which shall be clearly marked to reflect the sale of each Mortgage Loan to the Purchaser and the ownership of each Mortgage Loan by the Purchaser.

Section 2.04 Defective Documents; Delivery of Mortgage Loan Documents.

If, subsequent to the related Funding Date, the Purchaser or either Seller finds any document or documents constituting a part of a Mortgage File to be defective or missing in any material respect (in this Section 2.04, a “Defect”), the party discovering such Defect shall promptly so notify the other parties. If the Defect pertains to the Mortgage Note or the Mortgage, then the applicable Seller shall have a period of 45 days within which to correct or cure any such defect after the earlier of such Seller’s discovery of same or such Seller being notified of same. If such Defect can ultimately be cured but is not reasonably expected to be cured within such 45 day period, such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided that such Seller has commenced curing or correcting such Defect and is diligently pursuing same. If the Defect pertains to any other document constituting a part of a Mortgage File, then such Seller shall have a period of 90 days within which to correct or cure any such Defect after the earlier of such Seller’s discovery of same or such Seller being notified of same. If such Defect can ultimately be cured but is not reasonably expected to be cured within the 90 day period, then such Seller shall have such additional time as is reasonably determined by the Purchaser to cure or correct such Defect provided such Seller has commenced curing or correcting such Defect and is diligently pursuing same. PHH Mortgage hereby covenants and agrees that, if any material Defect cannot be corrected or cured, the related Mortgage Loan shall automatically constitute, upon the expiration of the applicable cure period described above and without any further action by any other party, a Defective Mortgage Loan, whereupon PHH Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase Price therefor in accordance with Section 3.04(3) and (4).

The applicable Seller will, with respect to each Mortgage Loan to be purchased by the Purchaser, deliver and release to the Purchaser the Legal Documents as set forth in Section 2.01. If the applicable Seller cannot deliver an original Mortgage with evidence of recording thereon, original assumption, modification and substitution agreements with evidence of recording thereon or an original intervening assignment with evidence of recording thereon within the applicable time periods, then such Seller shall promptly deliver to the Purchaser such original Mortgages and original intervening assignments with evidence of recording indicated thereon upon receipt thereof from the public recording official, except in cases where the original Mortgage or original intervening assignments are retained permanently by the recording office, in which case, such Seller shall deliver a copy of such Mortgage or intervening assignment, as the case may be, certified to be a true and complete copy of the recorded original thereof. If the applicable Seller cannot deliver the original security instrument or if an original intervening assignment has been lost, then the applicable Seller will deliver a copy of such security instrument or intervening assignment, certified by the local public recording official. If the original title policy has been lost, the applicable Seller will deliver a duplicate original title policy.

If the original Mortgage was not delivered pursuant to the preceding paragraph, then the applicable Seller shall use its best efforts to promptly secure the delivery of such originals and shall cause such originals to be delivered to the Purchaser promptly upon receipt thereof. Notwithstanding the foregoing, if the original Mortgage, original assumption, modification, and substitution agreements, the original of any intervening assignment or the original policy of title insurance is not so delivered to the Purchaser within 180 days following the Funding Date, then, upon written notice by the Purchaser to PHH Mortgage, the Purchaser may, in its sole discretion, then elect (by providing written notice to PHH Mortgage) to treat such Mortgage Loan as a Defective Mortgage Loan, whereupon PHH Mortgage shall repurchase such Mortgage Loan by paying to the Purchaser the Repurchase Price therefor in accordance with Section 3.04(3) and (4) or substitute a Qualified Substitute Mortgage Loan as therein provided. It is understood that from time to time certain local recorder offices become backlogged with document volume. It is agreed that the Seller will provide an Officer’s Certificate to document that the Seller has performed all necessary tasks to insure delivery of the required documentation within 180 days and the delay beyond 180 is caused by the backlog. If the delay exceeds 360 days, regardless of the backlog the Purchaser may elect to collect the documents with its own resources with the reasonable cost and expense to be borne by the Seller. The fact that the Purchaser has conducted or failed to conduct any partial or complete examination of the Mortgage Files shall not affect its right to demand repurchase or any other remedies provided in this Agreement.

At the Purchaser’s request, the Assignments shall be promptly recorded in the name of the Purchaser or in the name of a Person designated by the Purchaser in all appropriate public offices for real property records. If any such Assignment is lost or returned unrecorded because of a defect therein, then the applicable Seller shall promptly prepare a substitute Assignment to cure such defect and thereafter cause each such Assignment to be duly recorded. All recording fees related to such a one-time recordation of the Assignments to or by a Seller shall be paid by the applicable Seller.

Section 2.05 Transfer of Mortgage Loans.

Subject to the provisions of this Section 2.05, the Purchaser shall have the right, without the consent of the Sellers, at any time and from time to time, to assign any of the Mortgage Loans and all or any part of its interest under this Agreement and designate any person to exercise any rights of the Purchaser hereunder, and the assignees or designees shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. The Sellers recognize that the Mortgage Loans may be divided into “packages” for resale (“Mortgage Loan Packages”).

All of the provisions of this Agreement shall inure to the benefit of the Purchaser and any such assignees or designees. All references to the Purchaser shall be deemed to include its assignees or designees. Utilizing resources reasonably available to the Seller without incurring any cost except the Seller’s overhead and employees’ salaries, the applicable Seller shall cooperate in any such assignment of the Mortgage Loans and this Agreement; provided that the Purchaser shall bear all costs associated with any such assignment of the Mortgage Loans and this Agreement other than such Seller’s overhead or employees ’ salaries.

The Servicer and the Purchaser acknowledge that the Servicer shall continue to remit payments to the Purchaser on the Remittance Date after the transfer of the Mortgage Loans, unless the Servicer was notified in writing of the new record owner of the Mortgage Loans prior to the immediately preceding Record Date, in which case, the Servicer shall remit to the new record owner (or trustee or master servicer, as the case may be) of the Mortgage Loans.

The Servicer and Purchaser agree that in no event will the Servicer be required to remit funds or send remittance reports to more than four (4) Persons (not including the Servicer or any Affiliate or transferee thereof) at any given time with respect to any Mortgage Loans sold on a particular Funding Date.

Any prospective assignees of the Purchaser who have entered into a commitment to purchase any of the Mortgage Loans may review and underwrite the Servicer’s servicing and origination operations, upon reasonable prior notice to the Servicer, and the Servicer shall cooperate with such review and underwriting to the extent such prospective assignees request information or documents that are reasonably available and can be produced without unreasonable expense or effort. The Servicer shall make the Mortgage Files related to the Mortgage Loans held by the Servicer available at the Servicer’s principal operations center for review by any such prospective assignees during normal business hours upon reasonable prior notice to the Servicer (in no event less than 5 Business Days prior notice). The Servicer may, in its sole discretion, require that such prospective assignees sign a confidentiality agreement with respect to such information disclosed to the prospective assignee which is not available to the public at large and a release agreement with respect to its activities on the Servicer’s premises.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. The Purchaser may, subject to the terms of this Agreement, sell and transfer, in whole or in part, any or all of the Mortgage Loans; provided that no such sale and transfer shall be binding upon the Servicer unless such transferee shall agree in writing to an Assignment, Assumption and Recognition Agreement, in substantially the form of Exhibit 2.05 attached hereto, and an executed copy of such Assignment, Assumption and Recognition Agreement shall have been delivered to the Servicer. The Servicer shall evidence its acknowledgment of any transfers of the Mortgage Loans to any assignees of the Purchaser by executing such Assignment, Assumption and Recognition Agreement. The Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by any such assignees, and the previous Purchaser shall be released from its obligations hereunder accruing after the date of transfer to the extent such obligations relate to Mortgage Loans sold by the Purchaser. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Servicer and their permitted successors, assignees and designees.

ARTICLE III:

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
REPURCHASE AND SUBSTITUTION; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of each Seller.

Each Seller, as to itself, represents, warrants and covenants to the Purchaser that as of each Funding Date or as of such date specifically provided herein:

(1) Due Organization. The Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan and with respect to PHH Mortgage, service each Mortgage Loan in accordance with the terms of this Agreement.

(2) Due Authority. The Seller had the full power and authority and legal right to originate the Mortgage Loans that it originated, if any, and to acquire the Mortgage Loans that it acquired. The Seller has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(3) No Conflict. The execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Mortgage Loans by the Seller, the sale of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans;

(4) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(5) No Material Default. Neither the Seller nor any of its Affiliates is in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Seller or any of its Affiliates is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Seller to perform under this Agreement, nor, to the best of the Seller’s knowledge, has any event occurred which, with notice, lapse of time or both, would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

(6) Financial Statements. PHH Mortgage has delivered to the Purchaser financial statements as to its fiscal year ended December 31,2004. Except as has previously been disclosed to the Purchaser in writing: (a) such financial statements fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of PHH Mortgage and its subsidiaries; and (b) such financial statements are true, correct and complete as of their respective dates and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. The Trust has delivered to the Purchaser financial statements dated as of December 31, 2004 (the “Trust Financials”) and such Trust Financials fairly present the results of operations and changes in financial position for such period and the financial position at the end of such period of the Trust. Except as has previously been disclosed to the Purchaser in writing, there has been no change in such Trust Financials since their date and the Trust is not aware of any errors or omissions therein;

(7) No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the applicable Seller since (i) in the case of PHH Mortgage, the date of its financial statements and (ii) in the case of the Trust, the date of delivery of the Trust Financials, that would have a material adverse effect on the ability of the applicable Seller to perform its obligations under this Agreement;

(8) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller’s knowledge, threatened, against the Seller, which, either in any one instance or in the aggregate, if determined adversely to the Seller would adversely affect the sale of the Mortgage Loans to the Purchaser or the execution, delivery or enforceability of this Agreement or result in any material liability of the Seller, or draw into question the validity of this Agreement, or have a material adverse effect on the financial condition of the Seller;

(9) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, the delivery of the Mortgage Files to the Purchaser, the sale of the Mortgage Loans to the Purchaser or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

(10) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(11) No Broker. The Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction; and

(12) No Untrue Information. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

(13) Non-solicitation. The Seller agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant;

Section 3.02 Representations and Warranties of the Servicer.

The Servicer represents, warrants and covenants to the Purchaser that as of the Funding Date or as of such date specifically provided herein:

(1) Ability to Service. The Servicer is an approved seller/servicer for FNMA and FHLMC in good standing and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Section 203 of the National Housing Act, with facilities, procedures and experienced personnel necessary for the servicing of mortgage loans of the same type as the Mortgage Loans. No event has occurred that would make the Servicer unable to comply with FNMA or FHLMC eligibility requirements or that would require notification to either FNMA or FHLMC;

(2) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Servicer’s knowledge, threatened, against the Servicer which, either in any one instance or in the aggregate, if determined adversely to the Servicer would adversely affect the ability of the Servicer to service the Mortgage Loans hereunder in accordance with the terms hereof or have a material adverse effect on the financial condition of the Servicer; and

(3) Collection Practices. The collection practices used by the Servicer with respect to each Mortgage Note and Mortgage have been in all respects legal, proper and prudent in the mortgage servicing business.

(4) Non-solicitation. The Servicer agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant;

Section 3.03 Representations and Warranties as to Individual Mortgage Loans.

With respect to each Mortgage Loan, the applicable Seller hereby makes the following representations and warranties to the Purchaser on which the Purchaser specifically relies in purchasing such Mortgage Loan. Such representations and warranties speak as of the Funding Date unless otherwise indicated, but shall survive any subsequent transfer, assignment or conveyance of such Mortgage Loans:

(1) Mortgage Loan as Described. Such Mortgage Loan complies with the terms and conditions set forth herein, and all of the information set forth with respect thereto on the Mortgage Loan Schedule is true and correct in all material respects;

(2) Complete Mortgage Files. The instruments and documents specified in Section 2.02 with respect to such Mortgage Loan have been delivered to the Purchaser in compliance with the requirements of Article II. The Seller is in possession of a Mortgage File respecting such Mortgage Loan, except for such documents as have been previously delivered to the Purchaser;

(3) Owner of Record. The Mortgage relating to such Mortgage Loan has been duly recorded in the appropriate recording office, and the applicable Seller or Servicer is the owner of record of such Mortgage Loan and the indebtedness evidenced by the related Mortgage Note;

(4) Payments Current. All payments required to be made up to and including the Funding Date for such Mortgage Loan under the terms of the Mortgage Note have been made, such that such Mortgage Loan is not delinquent 30 days or more on the Funding Date. Unless otherwise disclosed in the Offering Materials or the Mortgage Loan Schedule, there has been no delinquency, exclusive of any period of grace, in any payment by the Mortgagor thereunder during the twelve months preceding the Funding Date; and, if the Mortgage Loan is a Cooperative Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever been threatened or commenced with respect to the Cooperative Loan;

(5) No Outstanding Charges. There are no delinquent taxes, insurance premiums, assessments, including assessments payable in future installments, or other outstanding charges affecting the Mortgaged Property related to such Mortgage Loan;

(6) Original Terms Unmodified. The terms of the Mortgage Note and the Mortgage related to such Mortgage Loan (and the Proprietary Lease and the Pledge Instruments with respect to each Cooperative Loan,) have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the related Mortgage Loan Schedule;

(7) No Defenses. The Mortgage Note and the Mortgage related to such Mortgage Loan (and the Acceptance of Assignment and Assumption of Lease Agreement related to each Cooperative Loan) are not subject to any right of rescission, set-off or defense, including the defense of usury, nor will the operation of any of the terms of such Mortgage Note and such Mortgage, or the exercise of any right thereunder, render such Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off or defense, including the defense of usury and no such right of rescission, set-off or defense has been asserted with respect thereto;

(8) Hazard Insurance. (a) All buildings upon the Mortgaged Property related to such Mortgage Loan are insured by an insurer acceptable to FNMA or FHLMC against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where such Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of either Section 5.10 or Section 5.11. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the originator of such Mortgage Loan, its successors and assigns, as mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon due to date have been paid. The related Mortgage obligates the Mortgagor thereunder to maintain all such insurance at such Mortgagor’s cost and expense, and on such Mortgagor’s failure to do so, authorizes the holder of such Mortgage to maintain such insurance at such Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor; or (b) in the case of a condominium or unit in a planned unit development (“PUD”) project that is not covered by an individual policy, the condominium or PUD project is covered by a “master” or “blanket” policy and there exists and is in the Servicer’s Mortgage File a certificate of insurance showing that the individual unit that secures the first mortgage is covered under such policy. The insurance policy contains a standard mortgagee clause naming the originator of such Mortgage Loan (and its successors and assigns), as insured mortgagee. Such policies are the valid and binding obligations of the insurer, and all premiums thereon have been paid. The insurance policy provides for advance notice to the Seller or Servicer if the policy is canceled or not renewed, or if any other change that adversely affects the Seller’s interests is made; the certificate includes the types and amounts of coverage provided, describes any endorsements that are part of the “master” policy and would be acceptable pursuant to the FNMA Guide;

(9) Compliance With Applicable Laws. All requirements of any federal, state or local law (including usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws) applicable to the origination and servicing of such Mortgage Loan have been complied with in all material respects;

(10) No Satisfaction of Mortgage. The Mortgage related to such Mortgage Loan has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(11) Valid First Lien. The Mortgage including any Negative Amortization, related to such Mortgage Loan is a valid, subsisting and enforceable perfected first lien on the related Mortgaged Property, including all improvements on the related Mortgaged Property, which Mortgaged Property is free and clear of any encumbrances and liens having priority over the first lien of the Mortgage subject only to (a) the lien of current real estate taxes and special assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording of such Mortgage which are acceptable to mortgage lending institutions generally, are referred to in the lender’s title insurance policy and do not adversely affect the market value or intended use of the related Mortgaged Property, and (c) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by such Mortgage or the use, enjoyment, or market value of the related Mortgaged Property; with respect to each Cooperative Loan, each Acceptance of Assignment and Assumption of Lease Agreement creates a valid, enforceable and subsisting first security interest in the collateral securing the related Mortgage Note subject only to (a) the lien of the related Cooperative Corporation for unpaid assessments representing the obligor's pro rata share of the Cooperative Corporation’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Acceptance of Assignment and Assumption of Lease Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Cooperative Project;

(12) Validity of Documents. The Mortgage Note and the Mortgage related to such Mortgage Loan (and the Acceptance of Assignment and Assumption of Lease Agreement with respect to each Cooperative Loan) are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless whether such enforcement is considered in a proceeding in equity or at law);

(13) Valid Execution of Documents. All parties to the Mortgage Note and the Mortgage related to such Mortgage Loan had legal capacity to enter into such Mortgage Loan and to execute and deliver the related Mortgage Note and the related Mortgage and the related Mortgage Note and the related Mortgage have been duly and properly executed by such parties; with respect to each Cooperative Loan, all parties to the Mortgage Note and the Mortgage Loan had legal capacity to execute and deliver the Mortgage Note, the Acceptance of Assignment and Assumption of Lease Agreement, the Proprietary Lease, the Stock Power, the Recognition Agreement, the Financing Statement and the Assignment of Proprietary Lease and such documents have been duly and properly executed by such parties; each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative Corporation if the Seller undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

(14) Full Disbursement of Proceeds. Such Mortgage Loan has closed and the proceeds of such Mortgage Loan have been fully disbursed prior to the Funding Date; provided that, with respect to any Mortgage Loan originated within the previous 120 days, alterations and repairs with respect to the related Mortgaged Property or any part thereof may have required an escrow of funds in an amount sufficient to pay for all outstanding work within 120 days of the origination of such Mortgage Loan, and, if so, such funds are held in escrow by the Seller, a title company or other escrow agent;

(15) Ownership. The Mortgage Note and the Mortgage related to such Mortgage Loan have not been assigned, pledged or otherwise transferred by the applicable Seller, in whole or in part, and the Seller has good and marketable title thereto, and the Seller is the sole owner thereof (and with respect to any Cooperative Loan, the sole owner of the related Acceptance of Assignment and Assumption of Lease Agreement)and has full right and authority to transfer and sell such Mortgage Loan, and is transferring such Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

(16) Doing Business. All parties that have had any interest in such Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the related Mortgaged Property is located;

(17) Title Insurance. (a) Such Mortgage Loan is covered by an ALTA lender’s title insurance policy or short form title policy acceptable to FNMA and FHLMC (or, in jurisdictions where ALTA policies are not generally approved for use, a lender’s title insurance policy acceptable to FNMA and FHLMC), issued by a title insurer acceptable to FNMA and FHLMC and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in clauses (11)(a) and (b) above) the Seller or Servicer, its successors and assigns as to the first priority lien of the related Mortgage in the original principal amount of such Mortgage Loan including any Negative Amortization and in the case of ARM Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of such Mortgage providing for adjustment to the applicable Note Rate and Monthly Payment. Additionally, either such lender’s title insurance policy affirmatively insures that there is ingress and egress to and from the Mortgaged Property or the Seller warrants that there is ingress and egress to and from the Mortgaged Property and the lender’ s title insurance policy affirmatively insures against encroachments by or upon the related Mortgaged Property or any interest therein or any other adverse circumstance that either is disclosed or would have been disclosed by an accurate survey. The Seller or Servicer is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of the Purchaser without any further act. No claims have been made under such lender’s title insurance policy, neither the Seller, nor to the best of Seller’s knowledge, any prior holder of the related Mortgage has done, by act or omission, anything that would impair the coverage of such lender’s insurance policy, and there is no act, omission, condition, or information that would impair the coverage of such lender’s insurance policy; (b) The mortgage title insurance policy covering each unit mortgage in a condominium or PUD project related to such Mortgage Loan meets all requirements of FNMA and FHLMC;

(18) No Defaults. (a) There is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Mortgage Loan; (b) to the best of the Seller’s knowledge, there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; (c) the Mortgagor(s) with respect to such Mortgage Loan is (1) not in default under any other Mortgage Loan or (2) the subject of an Insolvency Proceeding; (d) no event of acceleration has previously occurred, and no notice of default has been sent, with respect to such Mortgage Loan; (e) in no event has the Seller waived any of its rights or remedies in respect of any default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note, or any other agreements, documents, or instruments related to such Mortgage Loan; and (f) with respect to each Cooperative Loan, there is no default in complying with the terms of the Mortgage Note, the Acceptance of Assignment and Assumption of Lease Agreement and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and the Seller has the right under the terms of the Mortgage Note, Acceptance of Assignment and Assumption of Lease Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

(19) No Mechanics’ Liens. As of the date of origination of such Mortgage Loan, there were no mechanics’ or similar liens, except such liens as are expressly insured against by a title insurance policy, or claims that have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(20) Location of Improvements; No Encroachments. As of the date of origination of such Mortgage Loan, to the best of the Seller’s knowledge, all improvements that were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property except as permitted under the terms of the FNMA Guide and the FHLMC Selling Guide; to the best of the Seller’s knowledge, no improvement located on or part of any Mortgaged Property is in violation of any applicable zoning law or regulation, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Property, and with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities;

(21) Origination; Payment Terms. Principal payments on such Mortgage Loan commenced or will commence no more than 60 days after funds were disbursed in connection with such Mortgage Loan. If the interest rate on the related Mortgage Note is adjustable, the adjustment is based on the Index set forth on the related Mortgage Loan Schedule. The related Mortgage Note is payable on the first day of each month in arrears, in accordance with the payment terms described on the related Mortgage Loan Schedule. With respect to any Mortgage Loan subject to Negative Amortization the Monthly Payments are sufficient during the period following each Payment Adjustment Date to fully amortize the outstanding principal balance as of the first day of such period (including any Negative Amortization) over the original term thereof in accordance with the terms and conditions set forth in the Mortgage Note ;

(22) Due On Sale. Except as noted otherwise on the Mortgage Loan Schedule, the related Mortgage contains the usual and customary “due-on-sale” clause or other similar provision for the acceleration of the payment of the Unpaid Principal Balance of such Mortgage Loan if the related Mortgaged Property or any interest therein is sold or transferred without the prior consent of the mortgagee thereunder;

(23) Prepayment Penalty. Except as noted otherwise on the Mortgage Loan Schedule, such Mortgage Loan is not subject to any Prepayment Penalty;

(24) Mortgaged Property Undamaged; No Condemnation. To the best of the Seller’s knowledge, as of the Funding Date, the related Mortgaged Property (and with respect to a Cooperative Loan, the related Cooperative Project and Cooperative Unit) is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(25) Customary Provisions. The related Mortgage contains customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) in the case of a Mortgage, otherwise by judicial foreclosure;

(26) Conformance With Underwriting Standards. Such Mortgage Loan was underwritten in accordance with the Cendant Guide;

(27) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property on forms and with riders approved by FNMA and FHLMC, signed prior to the approval of such Mortgage Loan application by an appraiser, duly appointed by the originator of such Mortgage Loan, whose compensation is not affected by the approval or disapproval of such Mortgage Loan and who met the minimum qualifications of FNMA and FHLMC for appraisers. Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;

(28) Deeds of Trust. If the related Mortgage constitutes a deed of trust, then a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under such deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor;

(29) LTV; Primary Mortgage Insurance Policy. Except with respect to Additional Collateral Mortgage Loans (as defined in Exhibit 11 hereto), if such Mortgage Loan had a Loan-to-Value Ratio of more than 80% at origination, such Mortgage Loan is and will be subject to a Primary Insurance Policy issued by a Qualified Mortgage Insurer, which insures the Seller or Servicer, its successors and assigns and insureds in the amount set forth on the Mortgage Loan Schedule; provided that, a Primary Mortgage Insurance Policy will not be required for any Cooperative Loan if (i) the proceeds of such Cooperative Loan were used to purchase a Cooperative Unit at the “insider's price” when the building was converted to a Cooperative Corporation, (ii) the value of the Cooperative Unit for purposes of establishing the LTV at origination was such “insider's price”, (iii) the principal amount of the Cooperative Loan at origination was not more than 100% of such “insider's price” and (iv) the LTV at origination, as calculated using the Appraised Value at origination, was less than or equal to 80%. All provisions of such Primary Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any related Mortgage subject to any such Primary Insurance Policy (other than a “lender-paid” Primary Insurance Policy) obligates the Mortgagor thereunder to maintain such insurance for the time period required by law and to pay all premiums and charges in connection therewith. As of the date of origination, the Loan-to-Value Ratio of such Mortgage Loan is as specified in the applicable Mortgage Loan Schedule;

(30) Occupancy. As of the date of origination of such Mortgage Loan, to the best of the Seller’s knowledge, the related Mortgaged Property (or with respect to a Cooperative Loan, the related Cooperative Unit) is lawfully occupied under applicable law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property (or with respect to a Cooperative Loan, the related Cooperative Unit) and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(31) Supervision and Examination by a Federal or State Authority. Each Mortgage Loan either was (a) closed in the name of the PHH Mortgage, or (b) closed in the name of another entity that is either a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or an institution which is supervised and examined by a federal or state authority, or a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act (a “HUD Approved Mortgagee”), and was so at the time such Mortgage Loan was originated (PHH Mortgage or such other entity, the “Originator”) or (c) closed in the name of a loan broker under the circumstances described in the following sentence. If such Mortgage Loan was originated through a loan broker, such Mortgage Loan met the Originator’s underwriting criteria at the time of origination and was originated in accordance with the Originator’s policies and procedures and the Originator acquired such Mortgage Loan from the loan broker contemporaneously with the origination thereof. The Mortgage Loans that the Trust is selling to Purchaser were originated by or on behalf of PHH Mortgage and subsequently assigned to the Trust.

(32) Adjustments. All of the terms of the related Mortgage Note pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance, if any, are enforceable and such adjustments will not affect the priority of the lien of the related Mortgage; all such adjustments on such Mortgage Loan have been made properly and in accordance with the provisions of such Mortgage Loan;

(33) Insolvency Proceedings; Soldiers’ and Sailors’ Relief Act. To the best of the Seller’s knowledge, the related Mortgagor (1) is not the subject of any Insolvency Proceeding; and (2) has not requested any relief allowed to such Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940;

(34) FNMA/FHLMC Documents. Such Mortgage Loan was closed on standard FNMA or FHLMC documents or on such documents otherwise acceptable to them;

(35) Unless otherwise disclosed in the Offering Materials or the Mortgage Loan Schedule, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(36) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(37) Any principal advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan plus any Negative Amortization;

(38) Unless otherwise disclosed in the Offering Materials or the Mortgage Loan Schedule, no Mortgage Loan has a balloon payment feature. With respect to any Mortgage Loan with a balloon payment feature, the Mortgage Note is payable in Monthly Payments based on a thirty year amortization schedule and has a final Monthly Payment substantially greater than the proceeding Monthly Payment which is sufficient to amortize the remaining principal balance of the Mortgage Loan;

(39) If the residential dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of the Cendant Guide;

(40) No Mortgage Loan is subject to the provisions of the Homeownership and Equity Protection Act of 1994;

(41) Unless otherwise disclosed in the Offering Materials or the Mortgage Loan Schedule, no Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(42) The Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgage Property (or with respect to a Cooperative Loan, the Acceptance of Assignment and Assumption of Lease Agreement, the Cooperative Unit or the Cooperative Project), the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

(43) Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(44) To the best of Seller’s knowledge, the Mortgaged Property is in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(45) Unless otherwise disclosed in the Offering Materials or the Mortgage Loan Schedule, no Mortgage Loan is subject to negative amortization;

(46) With respect to each Cooperative Loan, a Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to FNMA and qualified to do business in the jurisdiction where the Cooperative Unit is located;

(47) With respect to each Cooperative Loan, (i) the terms of the related Proprietary Lease is longer than the terms of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement;

(48) With respect to each Cooperative Loan, each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to the Mortgagor or its designee establishes in the Mortgagor a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and the Mortgagor has full right to sell and assign the same; and

(49) With respect to each Cooperative Loan, each Acceptance of Assignment and Assumption of Lease Agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The Acceptance of Assignment and Assumption of Lease Agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(50) No fraud, error, omission, misrepresentation, or negligence with respect to a Mortgage Loan has taken place on the part of any person, including without limitation, the Mortgagor, any appraiser, any builder or developer or any other party involved in the origination of the Mortgage Loan.

Section 3.04 Repurchase and Substitution.

(1) It is understood and agreed that the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination of any Mortgage File.

(2) Upon discovery by either of the Sellers or the Purchaser of a breach of any of the representations and warranties contained in Sections 3.01, 3.02 or 3.03 that materially and adversely affects the interest of the Purchaser (or that materially and adversely affects the interests of the Purchaser in the related Mortgage Loan, in the case of a representation or warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

(3) Unless permitted a greater period of time to cure as set forth in Section 2.04, the applicable Seller shall have a period of 60 days from the earlier of either discovery by or receipt of written notice from the Purchaser to the Seller of any breach of any of the representations and warranties contained in Sections 3.01, 3.02 or 3.03 that materially and adversely affects the interest of the Purchaser (or that materially and adversely affects the interests of the Purchaser in the related Mortgage Loan, in the case of a representation or warranty relating to a particular Mortgage Loan) (a “Defective Mortgage Loan”; provided that “Defective Mortgage Loan” shall also include (a) any Mortgage Loan treated or designated as such in accordance with Section 2.04 and (b) any Mortgage Loan regarding which the Mortgagor fails to make the first regularly scheduled payment of principal and interest) within which to correct or cure such breach. If such breach can ultimately be cured but is not reasonably expected to be cured within the 60-day period, then the applicable Seller shall have such additional time, if any, as is reasonably determined by the Purchaser to cure such breach provided that the Seller has commenced curing or correcting such breach and is diligently pursuing same. Each Seller hereby covenants and agrees with respect to each Mortgage Loan conveyed by it that, if any breach relating thereto cannot be corrected or cured within the applicable cure period or such additional time, if any, as is reasonably determined by the Purchaser, then such Seller shall, at the direction of the Purchaser, repurchase the Defective Mortgage Loan at the applicable Repurchase Price. Notwithstanding anything to the contrary contained herein, if the first regularly scheduled payment of principal and interest due under any Mortgage Loan has been delinquent more than 30 days, or becomes delinquent after the Funding Date and remains delinquent for a period of 30 days, the Purchaser may, by written notice to the applicable Seller, require that the Seller repurchase the related Mortgage Loan. However, if the Seller provides evidence that the delinquency was due to a servicing setup error, no repurchase shall be required. Within 10 Business Days following the delivery of any such written notice from the Purchaser, the applicable Seller shall repurchase the specified Mortgage Loan by paying the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser’s Account.

Notwithstanding the previous paragraph, the applicable Seller may, at its option and assuming that such Seller has a Qualified Substitute Mortgage Loan or Loans, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (“Deleted Mortgage Loan”) and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that in no event may any such substitution be made later than the second anniversary after the Cut-off Date. If the applicable Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the Defective Mortgage Loan.

As to any Deleted Mortgage Loan for which the applicable Seller substitutes a Qualified Substitute Mortgage Loan or Loans, the applicable Seller shall effect such substitution by delivering to the Purchaser or its designee for such Qualified Substitute Mortgage Loan or Loans the Legal Documents as are required by Section 2. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the applicable Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Sections 3.01, 3.02 and 3.03.

For any month in which the applicable Seller substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the applicable Seller will determine the amount (if any) by which the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution (after application of scheduled principal payments due in the month of substitution which have been received or as to which an advance has been made) is less than the aggregate outstanding principal balance of all such Deleted Mortgage Loans. The amount of such shortfall shall be paid by the applicable Seller on the date of such substitution) by wire transfer of immediately available funds directly to the Purchaser’s Account.

(4) Any repurchase of a Defective Mortgage Loan required hereunder shall be accomplished by payment of the applicable Repurchase Price within 3 Business Days of expiration of the applicable time period referred to above in paragraph 3.04(3) by wire transfer of immediately available funds directly to the Purchaser’s Account. It is understood and agreed that the obligations of a Seller (a) set forth in this Section 3.04(3) to cure any breach of such Seller’s representations and warranties contained in Sections 3.01, 3.02 and 3.03 or to repurchase the Defective Mortgage Loan(s) and (b) set forth in Section 9.01 to indemnify the Purchaser in connection with any breach of a Seller’s representations and warranties contained in Sections 3.01, 3.02 and 3.03 shall constitute the sole remedies of the Purchaser respecting a breach of such representations and warranties.

(5) The parties further agree that, in recognition of the Trust’s rights against PHH Mortgage with respect to the Mortgage Loans acquired by it from PHH Mortgage and conveyed to the Purchaser hereunder, the Purchaser shall have the right to cause PHH Mortgage to repurchase directly any Defective Mortgage Loan (other than as a result of a breach by the Trust of Section 3.03 (3) or 3.03(15) hereof, in which case the Purchaser shall have the right to cause the Trust to repurchase directly the Defective Mortgage Loan) acquired hereunder by the Purchaser from the Trust.

Section 3.05 Certain Covenants of each Seller and the Servicer.

Without incurring undue effort or any cost except the Seller’s overhead or employees ’ salaries, each Seller shall take reasonable steps to assist the Purchaser, if the Purchaser so requests by 30 days’ advance written notice to the related Seller or Sellers, in re-selling the Mortgage Loans in a whole loan sale or in securitizing the Mortgage Loans and selling undivided interests in such Mortgage Loans in a public offering or private placement or selling participating interests in such Mortgage Loans, which steps may include, (a) providing any information relating to the Mortgage Loans reasonably necessary to assist in the preparation of any disclosure documents, (b) providing information relating to delinquencies and defaults with respect to the Servicer’s servicing portfolio (or such portion thereof as is similar to the Mortgage Loans), (c) entering into any other servicing, custodial or other similar agreements, that are consistent with the provisions of this Agreement, and which contain such provisions as are customary in securitizations rated “AAA” (including a securitization involving a REMIC or CMO) (a “Securitization”) and (d) provide such opinions of counsel as are customary in such transactions, provided, however, that any opinion of outside counsel shall be provided at Purchaser’s expense. In connection with such a Securitization, the Purchaser may be required to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the certificateholders, at the Purchaser’s sole cost and expense. In the event that a master servicer or trustee is requested by the Purchaser to determine the allocation of payments and to make remittances to the certificateholders, the Servicer agrees to service the Mortgage Loans in accordance with the reasonable and customary requirements of such Securitization, which may include the Servicer’s acting as a subservicer in a master servicing arrangement. With respect to the then owners of the Mortgage Loans, the Servicer shall thereafter deal solely with such master servicer or trustee, as the case may be with respect to such Mortgage Loans which are subject to the Securitization and shall not be required to deal with any other party with respect to such Mortgage Loans. The cost of such securitization shall be borne by the Purchaser, other than the Seller’s overhead or employees’ salaries.

ARTICLE IV:

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
AND CONDITIONS PRECEDENT TO FUNDING

Section 4.01 Representations and Warranties.

The Purchaser represents, warrants and covenants to the Seller that as of each Funding Date or as of such date specifically provided herein:

(1) Due Organization. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification; no demand for such qualification has been made upon the Purchaser by any state having jurisdiction and in any event the Purchaser is or will be in compliance with the laws of any such state to the extent necessary to enforce each Mortgage Loan.

(2) Due Authority. The Purchaser had the full power and authority and legal right to acquire the Mortgage Loans that it acquired. The Purchaser has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally or the rights of creditors of banks and to the general principles of equity (whether such enforceability is considered in a proceeding in equity or at law);

(3) No Conflict. None of the execution and delivery of this Agreement, the acquisition or origination, as applicable, of the Mortgage Loans by the Purchaser, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s organizational documents and bylaws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(4) Ability to Perform. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(5) No Material Default. The Purchaser is not in material default under any agreement, contract, instrument or indenture of any nature whatsoever to which the Purchaser is a party or by which it (or any of its assets) is bound, which default would have a material adverse effect on the ability of the Purchaser to perform under this Agreement, nor, to the best of the Purchaser’s knowledge, has any event occurred which, with notice, lapse of time or both would constitute a default under any such agreement, contract, instrument or indenture and have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

(6) No Change in Business. There has been no change in the business, operations, financial condition, properties or assets of the Purchaser since the date of the Purchaser’s financial statements that would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement;

(7) Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Purchaser’s knowledge, threatened, against the Purchaser, which, either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans or the execution, delivery or enforceability of this Agreement or result in any material liability of the Purchaser, or draw into question the validity of this Agreement, or the Mortgage Loans or have a material adverse effect on the financial condition of the Purchaser;

(8) Broker. The Purchaser has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction.

(9) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement, the purchase of the Mortgage Loans from the Seller or the consummation of the transactions contemplated by this Agreement or, if required, such approval has been obtained prior to the Funding Date;

(10) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Purchaser;

(11) Non-Petition Agreement. The Purchaser covenants and agrees that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of all rated obligations of Bishop’s Gate Residential Mortgage Trust, acquiesce, petition or otherwise, directly or indirectly, invoke or cause Bishop’s Gate Residential Mortgage Trust to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against Bishop’s Gate Residential Mortgage Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of Bishop’s Gate Residential Mortgage Trust. This covenant and agreement shall be binding upon the Purchaser and any assignee or transferee of the Purchaser;

(12) No Untrue Information. Neither this Agreement nor any statement, report or other agreement, document or instrument furnished or to be furnished pursuant to this Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading;

(13) Non-solicitation. The Purchaser agrees that it shall not solicit any Mortgagors (in writing or otherwise) to refinance any of the Mortgage Loans; provided that mass advertising or mailings (such as placing advertisements on television, on radio, in magazines or in newspapers or including messages in billing statements) that are not exclusively directed towards the Mortgagors shall not constitute solicitation and shall not violate this covenant; and

(14) Privacy. Purchaser agrees and acknowledges that as to all nonpublic personal information received or obtained by it with respect to any Mortgagor: (a) such information is and shall be held by Purchaser in accordance with all applicable law, including but not limited to the privacy provisions of the Gramm-Leach Bliley Act; (b) such information is in connection with a proposed or actual secondary market sale related to a transaction of the Mortgagor for purposes of 16 C.F.R.§313.14(a)(3); and (c) Purchaser is hereby prohibited from disclosing or using any such information other than to carry out the express provisions of this Agreement, or as otherwise permitted by applicable law.

Section 4.02 Conditions Precedent to Closing.

Each purchase of Mortgage Loans hereunder shall be subject to each of the following conditions:

(a)
All of the representations and warranties of Seller under the Cendant Guide, and of Seller and Purchaser under this Agreement shall be true and correct as of the Funding Date, and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement or under the Cendant Guide;

(b)
Purchaser shall have received, or Purchaser’s attorneys shall have received in escrow, all closing documents as specified herein, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser as required pursuant to the respective terms thereof;

(c)	All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, Purchaser shall pay to Seller on each Funding Date the applicable Purchase Price as provided herein.

ARTICLE V:

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 5.01	PHH Mortgage to Act as Servicer; Servicing Standards; Additional Documents; Consent of the Purchaser.

(1) The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans and REO Property from and after each Funding Date in accordance with the terms and provisions of the Mortgage Loans, applicable law and the terms and provisions of this Agreement for and on behalf of, and in the best interests of, the Purchaser (without taking into account any relationship the Servicer may have with any Mortgagor or other Person, the participation, if any, of the Servicer in any financing provided in connection with the sale of any Mortgaged Property, or the Servicer’s obligation to advance any expenses or incur any costs in the performance of its duties hereunder) in accordance with a standard that is not less than the higher of (a) the same care, skill, prudence and diligence with which it services similar assets held for its own or its Affiliates’ account and (b) the same care, skill, prudence and diligence with which it services similar assets for third party institutional investors, in each case giving due consideration to customary and usual standards of practice of prudent institutional mortgage loan servicers utilized with respect to mortgage loans comparable to the Mortgage Loans. Subject to the foregoing standards, in connection with such servicing and administration, the Servicer shall seek to maximize the timely recovery of principal and interest on the Mortgage Notes; provided that nothing contained herein shall be construed as an express or implied guarantee by the Servicer of the collectibility of payments on the Mortgage Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the Seller, including with respect to Servicing Fees.

In the event that any of the Mortgage Loans included on the Mortgage Loan Schedule for a particular Funding Date are Additional Collateral Mortgage Loans (as defined in Exhibit 11 hereto), Seller and Purchaser shall enter into an Additional Collateral Assignment and Servicing Agreement, substantially in the form of Exhibit 11 hereto, and such Additional Collateral Mortgage Loans will be serviced in accordance with the terms of the related Additional Collateral Assignment and Servicing Agreement and the terms of this Agreement.

(2) To the extent consistent with Section 5.01(1) and further subject to any express limitations set forth in this Agreement, the Servicer (acting alone or, solely in the circumstances permitted hereunder, acting through a subservicer) shall have full power and authority to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including the power and authority (a) to execute and deliver, on behalf of the Purchaser, customary consents or waivers and other instruments and documents (including estoppel certificates), (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (c) to submit claims to collect any Insurance Proceeds and Liquidation Proceeds, (d) to consent to the application of any Insurance Proceeds or Condemnation Proceeds to the restoration of the applicable Mortgaged Property or otherwise, (e) to bring an action in a court of law, including an unlawful detainer action, to enforce rights of the Purchaser with respect to any Mortgaged Property, (f) to execute and deliver, on behalf of the Purchaser, documents relating to the management, operation, maintenance, repair, leasing, marketing and sale of any Mortgaged Property or any REO Property, and (g) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan; provided that the Servicer shall not take any action not provided for in this Agreement that is materially inconsistent with or materially prejudices the interest of the Purchaser in any Mortgage Loan or under this Agreement. If reasonably requested by the Servicer, the Purchaser shall furnish the Servicer with any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to service and administer the Mortgage Loans and the REO Properties, including documents relating to the foreclosure, receivership, management, operation, maintenance, repair, leasing, marketing and sale (in foreclosure or otherwise) of any Mortgaged Property or any REO Property.

(3) Notwithstanding anything to the contrary contained herein:

(a) the Servicer acknowledges that the Purchaser will retain title to, and ownership of, the Mortgage Loans and the REO Properties and that the Servicer does not hereby acquire any title to, security interest in, or other rights of any kind in or to any Mortgage Loan or REO Property or any portion thereof;

(b) the Servicer shall not file any lien or any other encumbrance on, exercise any right of setoff against, or attach or assert any claim in or on any Mortgage Loan or REO Property, unless authorized pursuant to a judicial or administrative proceeding or a court order;

(c) the Servicer shall, in servicing the Mortgage Loans, follow and comply with the servicing guidelines established by FNMA, provided that the Servicer shall specifically notify the Purchaser in writing and obtain the Purchaser’s written consent prior to the Servicer taking any of the following actions: (1) modifying, amending or waiving any of the financial terms of, or making any other material modifications to, a Mortgage Loan, except the Servicer may, upon the Mortgagor’s request, accept a principal prepayment and re-amortize the then remaining principal balance over the then remaining term of the loan (resulting in a lower scheduled monthly payment but no change in the maturity date); (2) selling any Specially Serviced Mortgage Loan; (3) making, with respect to any Specially Serviced Mortgage Loan or REO Property, Servicing Advances provided that the Servicer shall not be required to so advise the Purchaser to the extent that each related Servicing Advance as to the related Mortgaged Property or REO Property is in the best interests of the Purchaser or other owner of the Mortgage Loan and that are deemed to be recoverable by the Servicer; (4) forgiving principal or interest on, or permitting to be satisfied at a discount, any Mortgage Loan; (5) accepting substitute or additional collateral, or releasing any collateral, for a Mortgage Loan. If the Purchaser has not approved or rejected in writing any proposed action(s) recommended by the Servicer to be taken hereunder within 20 Business Days of the date such recommendation is made, then the Purchaser shall be deemed to have rejected such recommended action(s) and the Servicer shall not take any such action(s);

(d) the Servicer shall notify the Purchaser of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof and shall deliver to the Purchaser, for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof;

(e) the Servicer shall remain primarily liable for the full performance of its obligations hereunder notwithstanding any appointment by the Servicer of a subservicer or subservicers hereunder; and

(f) the Purchaser may at any time and from time to time, in its sole discretion, upon 10 Business Days written notice to the Servicer, terminate the Servicer’s servicing obligations hereunder with respect to (1) any REO Property or (2) any Mortgage Loan that, in accordance with the Purchaser’s internal credit classification criteria, has been classified as “doubtful” or a “loss.” Upon the effectiveness of any such termination of the Servicer’s servicing obligations with respect to any such REO Property or Mortgage Loan, the Servicer shall deliver all agreements, documents, and instruments related thereto to the Purchaser, in accordance with applicable law.

Section 5.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans, which procedures shall in any event comply with the servicing standards set forth in Section 5.01. Furthermore, the Servicer shall ascertain and estimate annual ground rents, taxes, assessments, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgages, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 5.03 Reports for Specially Serviced Mortgage Loans and Foreclosure Sales.

The Servicer shall, within five (5) calendar days following each Record Date, deliver to the Purchaser monthly reports (substantially in the form of Exhibit 5.03(a) and Exhibit 5.03(b) attached hereto) with respect to all Specially Serviced Mortgage Loans. In addition, the Servicer shall, within one (1) Business Day following the occurrence of any foreclosure sale with respect to any Mortgaged Property, deliver to the Purchaser a notice of foreclosure sale substantially in the form of Exhibit 5.03(c) attached hereto.

Section 5.04 Establishment of Collection Account; Deposits in Collection Account.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Collection Accounts, in the form of time deposit or demand accounts. The creation of any Collection Account shall be evidenced by a certification in the form of Exhibit 5.04-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form of Exhibit 5.04-2 attached hereto, in the case of an account held by a depository other than the Servicer. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

The Servicer shall deposit in the Collection Account on a daily basis, within two Business Days after receipt (or as otherwise required pursuant to this Agreement in the case of clauses (8), (9), (10) and (11) of this Section 5.04) and retain therein the following payments and collections received or made by it subsequent to each Funding Date, or received by it prior to the Funding Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Funding Date:

(4)	all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(5)	all payments on account of interest on the Mortgage Loans;

(6)	all Liquidation Proceeds;

(7)	all REO Proceeds;

(8)
all Insurance Proceeds, including amounts required to be deposited pursuant to Sections 5.10 and 5.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Properties or released to the applicable Mortgagors in accordance with the Servicer’s normal servicing procedures, the related Mortgages or applicable law;

(9)	all Condemnation Proceeds affecting any Mortgaged Property which are not released to a Mortgagor in accordance with the Servicer’s normal servicing procedures, the related Mortgage or applicable law;

(10)	any Monthly Advances in accordance with Section 6.03;

(11)
any amounts required to be deposited by the Servicer pursuant to Section 5.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit to be made from the Servicer’s own funds without reimbursement therefor;

(12)	any amounts required to be deposited by the Servicer pursuant to Section 5.16 in connection with any losses on Permitted Investments;

(13)	any amounts required to be deposited in the Collection Account pursuant to Sections 7.01 or 7.02 or otherwise pursuant to the terms hereof; and

(11)	any amounts required to be deposited in the Collection Account pursuant to Section 5.17.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 7.01, need not be deposited by the Servicer in the Collection Account and shall be retained by the Servicer as additional compensation.

Section 5.05 Permitted Withdrawals from the Collection Account.

The Servicer may, from time to time in accordance with the provisions hereof, withdraw amounts from the Collection Account for the following purposes (without duplication):

(1) to reimburse itself for unreimbursed Monthly Advances and Servicing Advances that the Servicer has determined to be Non-Recoverable Advances as provided in Section 6.04;

(2) to make payments to the Purchaser in the amounts, at the times and in the manner provided for in Section 6.01;

(3) to reimburse itself for Monthly Advances, the Servicer’s right to reimburse itself pursuant to this Subsection (3) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest with respect to which any such Monthly Advance was made;

(4) to reimburse itself for unreimbursed Servicing Advances and for unreimbursed Monthly Advances, the Servicer’s right to reimburse itself pursuant to this Subsection (4) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser, except that, where a Seller or the Servicer is required to repurchase (or substitute a Qualified Substitute Mortgage Loan for) a Mortgage Loan pursuant to Sections 2.04, 3.04 and/or 7.02, the Servicer’s right to such reimbursement shall be subsequent and subordinate to the payment to the Purchaser of the applicable Repurchase Price (or delivery of a Qualified Substitute Mortgage Loan) and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(5) to pay to itself, solely out of the interest portion of the Monthly Payment actually received with respect to a Mortgage Loan during the period ending on the most recent Determination Date, the Servicing Fee with respect to such Mortgage Loan;

(6) to pay to itself as additional servicing compensation (a) any interest earned on funds in the Collection Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) any prepayment penalties or premiums relating to any Principal Prepayments; provided that no such amounts shall be payable as servicing compensation to the extent they relate to a Mortgage Loan with respect to which a default, breach, violation, or event of acceleration exists or would exist but for the lapse of time, the giving of notice, or both;

(7) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Sections 2.04, 3.04 and/or 7.02 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined (except to the extent that such amounts constitute part of the Repurchase Price to be remitted to the Purchaser);

(8) to remove any amounts deposited into the Collection Account in error; and

(9) to clear and terminate the Collection Account upon the termination of this Agreement, with any funds contained therein to be distributed in accordance with the terms of this Agreement.

The Servicer shall keep and maintain a separate, detailed accounting, on a Mortgage Loan-by-Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to this Section.

Section 5.06 Establishment of Escrow Accounts; Deposits in Escrow.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts. The creation of any Escrow Account shall be evidenced by a certification in the form shown on Exhibit 5.06-1 attached hereto, in the case of an account established with the Servicer, or a letter agreement in the form shown on Exhibit 5.06-2 attached hereto, in the case of an account held by a depository other than the Servicer, such depository having been consented to by the Purchaser. In either case, a copy of such certification or letter agreement shall be furnished to the Purchaser.

The Servicer shall deposit in each Escrow Account on a daily basis, and retain therein, (i) all Escrow Payments collected on account of the related Mortgage Loans for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals therefrom only to effect such payments as are required under Sections 5.07 and/or 5.08. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes, without any right of reimbursement therefor.

Section 5.07 Permitted Withdrawals From Escrow Accounts.

Withdrawals from any Escrow Account may be made by the Servicer only (i) to effect timely payments of ground rents, taxes, assessments, water rates, hazard insurance premiums, Primary Insurance Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) if permitted by applicable law, for transfer to the Collection Account in accordance with the terms of this Agreement, (v) for application to the restoration or repair of the Mortgaged Property in accordance with the terms of the related Mortgage Loan, (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (vii) to reimburse a Mortgagor in connection with the making of the Payoff of the related Mortgage Loan or the termination of all or part of the escrow requirement in connection with the Mortgage Loan, (viii) to remove any amounts deposited into the Escrow Account in error; or (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

Section 5.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law. If a Mortgage does not provide for Escrow Payments, then the Servicer shall require that any such payments be made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments but shall be entitled to reimbursement thereof in accordance with the terms of this Agreement.

The Servicer shall maintain in full force and effect a Primary Insurance Policy, conforming in all respects to the description set forth in Section 3.03(29), issued by an insurer described in that Section, with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained until the Loan-to-Value Ratio of the related Mortgage Loan is reduced to 75% or less in the case of a Mortgage Loan having a Loan-to-Value Ratio at origination in excess of 80% or until such time, if any, as such insurance is required to be released in accordance with the provisions of applicable law including, but not limited to, the Homeowners Protection Act of 1998. The Servicer shall assure that all premiums due under any Primary Insurance Policy are paid in a timely manner, but, shall be entitled to reimbursement pursuant to the terms of this Agreement for premiums paid by the Servicer on behalf of any Mortgagor who is obligated to pay such premiums but fails to do so. The Servicer shall not cancel or refuse to renew any Primary Insurance Policy in effect on the Funding Date that is required to be kept in force under this Agreement unless a replacement Primary Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with an insurer that satisfies the standards set forth in Section 3.03(29). The Servicer shall not take any action which would result in noncoverage under any applicable Primary Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 7.01, the Servicer shall promptly notify the insurer under the related Primary Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Insurance Policy. If such Primary Insurance Policy is terminated as a result of such assumption or substitution of liability, then the Servicer shall obtain, and, except as otherwise provided above, maintain, a replacement Primary Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Insurance Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 5.04, any amounts collected by the Servicer under any Primary Insurance Policy shall be deposited in the Collection Account, subject to withdrawal in accordance with Section 5.05.

Section 5.09 Transfer of Accounts.

The Servicer may transfer the Collection Account or any Escrow Account to a different depository institution from time to time; provided that (i) no such transfer shall be made unless all certifications or letter agreements required under Section 5.04 have been executed and delivered by the parties thereto; and (ii) concurrently upon any such transfer, the Servicer shall give written notice thereof to the Purchaser. Notwithstanding anything to the contrary contained herein, the Collection Account and each Escrow Account shall at all times constitute Eligible Accounts.

Section 5.10 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is at least equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan and (b) the greater of (1) the Unpaid Principal Balance of such Mortgage Loan or (2) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the loss payee from becoming a co-insurer.

If any Mortgaged Property is in an area identified by the Federal Emergency Management Agency as having special flood hazards and such flood insurance has been made available, then the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (a) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the outstanding principal balance of the related Mortgage Loan if replacement cost coverage is not available for the type of building insured) or (b) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended (assuming that the area in which such Mortgaged Property is located is participating in such program).

The Servicer shall also maintain on each REO Property fire, hazard and liability insurance, and to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance with extended coverage in an amount which is at least equal to the lesser of (a) the maximum insurable value of the improvements which are a part of such property and (b) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the Note Rate and related Servicing Advances.

All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer, or upon request to the Purchaser, and shall provide for at least 30 days prior written notice of any cancellation, reduction in the amount of, or material change in, coverage to the Servicer. The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided that the Servicer shall not accept any such insurance policies from insurance companies unless such companies (a) currently reflect (1) a general policyholder’s rating of B+ or better and a financial size category of III or better in Best’s Key Rating Guide, or (2) a general policyholder’s rating of “A” or “A-“ or better in Best’s Key Rating Guide, and (b) are licensed to do business in the state wherein the related Mortgaged Property is located. Notwithstanding the foregoing, the Servicer may accept a policy underwritten by Lloyd’s of London or, if it is the only coverage available, coverage under a state’s Fair Access to Insurance Requirement (FAIR) Plan. If a hazard policy becomes in danger of being terminated, or the insurer ceases to have the ratings noted above, the Servicer shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 5.11.

Pursuant to Section 5.04, any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, shall be deposited in the Collection Account within two Business Days after receipt, subject to withdrawal in accordance with Section 5.05. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating remittances to the Purchaser, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

Section 5.11 Maintenance of Mortgage Impairment Insurance Policy.

If the Servicer obtains and maintains a blanket policy issued by an issuer that has a Best’s Key rating of A+:V insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 5.10 and otherwise complies with all other requirements of Section 5.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 5.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 5.10 and there shall have been one or more losses which would have been covered by such policy, deposit in the Collection Account the amount not otherwise payable under the blanket policy because of such deductible clause; provided that the Servicer shall not be entitled to obtain reimbursement therefor. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser.

Section 5.12 Fidelity Bond; Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of FNMA and FHLMC on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the “Mortgage Banker’s Blanket Bond” and shall protect and insure the Servicer against losses, including losses arising by virtue of any Mortgage Loan not being satisfied in accordance with the procedures set forth in Section 7.02 and/or losses resulting from or arising in connection with forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of or by such Persons. Such Fidelity Bond shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 5.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide and by FHLMC in the FHLMC Servicing Guide. The Servicer shall cause to be delivered to the Purchaser on or before the Funding Date: (i) a certified true copy of the Fidelity Bond and insurance policy; (ii) a written statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser; and (iii) written evidence reasonably satisfactory to the Purchaser that such Fidelity Bond or insurance policy provides that the Purchaser is a beneficiary or loss payee thereunder.

Section 5.13 Management of REO Properties.

If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure (each, an “REO Property”), the deed or certificate of sale shall be taken in the name of the Purchaser or the Person (which may be the Servicer for the benefit of the Purchaser) designated by the Purchaser, or in the event the Purchaser notifies the Servicer that the Purchaser or such Person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Purchaser from an attorney duly licensed to practice law in the state where the REO Property is located. The Servicer (acting alone or through a subservicer), on behalf of the Purchaser, shall, subject to Section 5.01(3)(c), dispose of any REO Property pursuant to Section 5.14. Unless an appraisal prepared by an MAI Appraiser who is Independent in accordance with the provisions of 12 C.F.R. 225.65 shall have been obtained in connection with the acquisition of such REO Property, promptly following any acquisition by the Purchaser (through the Servicer) of an REO Property, the Servicer shall obtain a narrative appraisal thereof (at the expense of the Purchaser) in order to determine the fair market value of such REO Property. The Servicer shall promptly notify the Purchaser of the results of such appraisal and forward such appraisal to the Purchaser. The Servicer shall also cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter, and Servicer shall be entitled to be reimbursed for expenses in connection therewith in accordance with this Agreement. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicer’s Mortgage File and copies thereof shall be forwarded by the Servicer to the Purchaser. The Servicer shall also furnish to the Purchaser the applicable reports required under Section 8.01.

Notwithstanding anything to the contrary contained herein, if a REMIC election has been or is to be made with respect to the arrangement under which the Mortgage Loans and the REO Properties are held, then the Servicer shall manage, conserve, protect and operate each REO Property in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 86OG(a)(8) of the Code or result in the receipt by such REMIC of any “income from non-permitted assets” within the meaning of Section 86OF(a)(2)(B) or any “net income from foreclosure property” within the meaning of Section 86OG(c)(2) of the Code (or comparable provisions of any successor or similar legislation).

The Servicer shall deposit and hold all revenues and funds collected and received in connection with the operation of each REO Property in the Collection Account, and the Servicer shall account separately for revenues and funds received or expended with respect to each REO Property.

The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement (and, in particular, Section 5.01(3)(c)), to do any and all things in connection with any REO Property as are consistent with the servicing standards set forth in Section 5.01. In connection therewith, the Servicer shall deposit or cause to be deposited on a daily basis in the Collection Account all revenues and collections received or collected by it with respect to each REO Property, including all proceeds of any REO Disposition. Subject to Section 5.15, the Servicer shall withdraw (without duplication) from the Collection Account, but solely from the revenues and collections received or collected by it with respect to a specific REO Property, such funds necessary for the proper operation, management and maintenance of such REO Property, including the following:

(10)	all insurance premiums due and payable in respect of such REO Property;

(11)	all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(12)
all customary and reasonable costs and expenses necessary to maintain, repair, appraise, evaluate, manage or operate such REO Property (including the customary and reasonable costs incurred by any “managing agent” retained by the Servicer in connection with the maintenance, management or operation of such REO Property);

(13)	all reasonable costs and expenses of restoration improvements, deferred maintenance and tenant improvements; and

(14)
all other reasonable costs and expenses, including reasonable attorneys’ fees, that the Servicer may suffer or incur in connection with its performance of its obligations under this Section (other than costs and expenses that the Servicer is expressly obligated to bear pursuant to this Agreement).

To the extent that amounts on deposit in the Collection Account are insufficient for the purposes set forth in clauses (1) through (5) above, the Servicer shall, subject to Section 6.04, advance the amount of funds required to cover the shortfall with respect thereto. The Servicer shall promptly notify the Purchaser in writing of any failure by the Servicer to make a Servicing Advance of the type specified in clauses (1) or (2) above (irrespective of whether such Servicing Advance is claimed to be non-recoverable by the Servicer pursuant to Section 6.04).

Following the consummation of an REO Disposition, the Servicer shall remit to the Purchaser, in accordance with Section 6.01, any proceeds from such REO Disposition in the Collection Account following the payment of all expenses and Servicing Advances relating to the subject REO Property.

Section 5.14 Sale of Specially Serviced Mortgage Loans and REO Properties.

Subject to Section 5.01 (and, specifically, Section 5.01(3)(c)) and Section 5.15, the Servicer shall offer to sell any REO Property in the manner that is in the best interests of the Purchaser or other owner of the REO, but no later than the time determined by the Servicer to be sufficient to result in the sale of such REO Property on or prior to the time specified in Section 5.15. In accordance with the servicing standards set forth in Section 5.01, the Servicer or designated agent of the Servicer shall solicit bids and offers from Persons for the purchase of any Specially Serviced Mortgage Loan or REO Property and, upon receipt thereof, promptly (but in any event within 3 Business Days) present such bids and offers to the Purchaser. The Servicer shall not accept any bid or offer for any Specially Serviced Mortgage Loan or REO Property except in compliance with Section 5.01(3)(c). The Purchaser may reject any bid or offer if the Purchaser determines the rejection of such bid or offer would be in the best interests of the Purchaser. The Purchaser shall notify the Servicer of such determination within three (3) Business Days of notice of any such bids from the Servicer. If the Purchaser rejects any bid or offer, the Servicer shall, if appropriate, seek an extension of the 3 year period referred to in Section 5.15.

Subject to Section 5.01 (and, specifically, Section 5.01(3)(c)) and Section 5.15, the Servicer shall act on behalf of the Purchaser in negotiating and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan or REO Property, including the collection of all amounts payable in connection therewith. The terms of sale of any Specially Serviced Mortgage Loan or REO Property shall be in the sole discretion of the Purchaser. Any sale of a Specially Serviced Mortgage Loan or any REO Disposition shall be without recourse to, or representation or warranty by, the Purchaser or the Servicer, and, if consummated in accordance with the terms of this Agreement, then the Servicer shall have no liability to the Purchaser with respect to the purchase price therefor accepted by the Purchaser. The proceeds of any sale after deduction of the expenses of such sale incurred in connection therewith shall be promptly deposited in (a) if such sale is an REO Disposition, in the Collection Account in accordance with Section 5.13 and (b) in any other circumstance, the Collection Account in accordance with Section 5.04.

Section 5.15 Realization Upon Specially Serviced Mortgage Loans and REO Properties.

Subject to Section 5.01(3)(c), the Servicer shall foreclose upon or otherwise comparably convert the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which (a) in the reasonable judgment of the Servicer, no satisfactory arrangements can, in accordance with prudent lending practices, be made for collection of delinquent payments pursuant to Section 5.01 and (b) such foreclosure or other conversion is otherwise in accordance with Section 5.01. The Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration, repair, protection or maintenance of any property unless it shall determine that such expenses will be recoverable to it as Servicing Advances either through Liquidation Proceeds or through Insurance Proceeds (in accordance with Section 5.05) or from any other source relating to the Specially Serviced Mortgage Loan. The Servicer shall be required to advance funds for all other costs and expenses incurred by it in any such foreclosure proceedings; provided that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated by Section 5.05.

Upon any Mortgaged Property becoming an REO Property, the Servicer shall promptly notify the Purchaser thereof, specifying the date on which such Mortgaged Property became an REO Property. Pursuant to its efforts to sell such REO Property, the Servicer shall, either itself or through an agent selected by it, protect and conserve such REO Property in accordance with the servicing standards set forth in Section 5.01 and may, subject to Section 5.01(3)(c) and incident to its conservation and protection of the interests of the Purchaser, rent the same, or any part thereof, for the period to the sale of such REO Property.

Notwithstanding anything to the contrary contained herein, the Purchaser shall not, and the Servicer shall not on the Purchaser’s behalf, acquire any real property (or personal property incident to such real property) except in connection with a default or a default that is imminent on a Mortgage Loan. If the Purchaser acquires any real property (or personal property incident to such real property) in connection with such a default, then such property shall be disposed of by the Servicer in accordance with this Section and Section 5.14 as soon as possible but in no event later than 2 years after its acquisition by the Servicer on behalf of the Purchaser, unless the Servicer obtains, at the expense of the Purchaser, in a timely fashion an extension from the Internal Revenue Service for an additional specified period.

Any recommendation of the Servicer to foreclose on a defaulted Mortgage Loan shall be subject to a determination by the Servicer that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding. The income earned from the management of any REO Property, net of reimbursement to the Servicer for Servicing Advances incurred with respect to such REO Property under Section 5.13, shall be applied to the payment of the costs and expenses set forth in Section 5.13(4), with any remaining amounts to be promptly deposited in the Collection Account in accordance with Section 5.13.

If, in the exercise of its servicing obligations with respect to any Mortgaged Property hereunder, the Servicer deems it is necessary or advisable to obtain an Environmental Assessment, then the Servicer shall so obtain an Environmental Assessment, it being understood that all reasonable costs and expenses incurred by the Servicer in connection with any such Environmental Assessment (including the cost thereof) shall be deemed to be Servicing Advances recoverable by the Servicer pursuant to Section 5.13(4). Such Environmental Assessment shall (a) assess whether (1) such Mortgaged Property is in material violation of applicable Environmental Laws or (2) after consultation with an environmental expert, taking the actions necessary to comply with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, and (b) identify whether (1) any circumstances are present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or re mediation could be required under any federal, state or local law or regulation, or (2) if such circumstances exist, after consultation with an environmental expert, taking such actions is reasonably likely to produce a greater recovery on a present value basis than not taking such actions. (The conditions described in the immediately preceding clauses (a) and (b) shall be referred to herein as “Environmental Conditions Precedent to Foreclosure.”) If any such Environmental Assessment so warrants, the Servicer is hereby authorized to and shall perform such additional environmental testing as it deems necessary and prudent to establish the satisfaction of the foregoing Environmental Conditions Precedent to Foreclosure or to proceed as set forth below (such additional testing thereafter being included in the term “Environmental Assessment”).

If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with this Section 5.15 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property, but the Servicer in good faith reasonably believes that it is in the best economic interest of the Purchaser to proceed against such Mortgaged Property and, if title thereto is acquired, to take such remedial, corrective or other action with respect to the unsatisfied condition or conditions as may be prescribed by applicable law to satisfy such condition or conditions, then the Servicer shall so notify the Purchaser. If, pursuant to Section 5.01(3)(c), the Purchaser has notified the Servicer in writing to proceed against such Mortgaged Property, then the Servicer shall so proceed. The cost of any remedial, corrective or other action contemplated by the preceding sentence in respect of any of the Environmental Conditions Precedent to Foreclosure that is not satisfied shall not be an expense of the Servicer and the Servicer shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with any such action.

If an Environmental Assessment deemed necessary or advisable by the Servicer in accordance with this Section 5.15 establishes that any of the Environmental Conditions Precedent to Foreclosure is not satisfied with respect to any Mortgaged Property and, in accordance with Section 5.01(3)(c), the Purchaser elects or is deemed to have elected not to proceed against such Mortgaged Property, then the Servicer shall, subject to Section 5.01(3)(c), take such action as it deems to be in the best economic interest of the Purchaser (other than proceeding against the Mortgaged Property or directly or indirectly becoming the owner or operator thereof) as determined in accordance with the servicing standard set forth in Section 5.01 and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage.

Prior to the Servicer taking any action with respect to the use, management or disposal of any hazardous materials on any Mortgaged Property, the Servicer shall request the approval of the Purchaser in accordance with Section 5.01(3)(c) and, if such action is approved by the Purchaser, (a) keep the Purchaser apprised of the progress of such action; and (b) take such action in compliance with all applicable Environmental Laws.

Section 5.16 Investment of Funds in the Collection Account.

The Servicer may direct any depository institution which holds the Collection Account to invest the funds in the Collection Account in one or more Permitted Investments bearing interest. All such Permitted Investments shall be held to maturity, unless payable on demand. In the event amounts on deposit in the Collection Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

(a)
consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(b)
demand payment of all amounts due thereunder promptly upon determination by the Servicer or notice from the Purchaser that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Collection Account.

All income and gain realized from investment of funds deposited in the Collection Account shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 5.05. The Servicer shall deposit in the Collection Account the amount of any loss incurred in respect of any Permitted Investment immediately upon realization of such loss.

Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Purchaser may elect to take such action, or instruct the Servicer to take such action, as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings, at the expense of the Servicer.

Section 5.17 Compensating Interest.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall from its own funds deposit in the Collection Account an amount equal to the lesser of (i) the aggregate of the interest on the amount of each Principal Prepayment included in such remittance at the related Remittance Rate from the date of such Principal Prepayment to the end of the month in which such Principal Prepayment occurred, to the extent not collected from payments on or other recovery in respect of the related Mortgage Loan and (ii) the aggregate of the Servicing Fees in respect of the most recently ended calendar month.”

ARTICLE VI:

REPORTS; REMITTANCES; ADVANCES

Section 6.01 Remittances.

(1) On each Remittance Date, the Servicer shall remit to the Purchaser (a) all amounts credited to the Collection Account as of the close of business on the last day of the related Due Period (including (1) the amount of any Principal Prepayment, together with interest thereon at the related Remittance Rate to the end of the month in which prepayment of the related Mortgage Loan occurs to the extent deposited pursuant to Section 5.17, and (2) all proceeds of any REO Disposition net of amounts payable to the Servicer pursuant to Section 5.13), net of charges against or withdrawals from the Collection Account in accordance with Section 5.05, which charges against or withdrawals from the Collection Account the Servicer shall make solely on such Remittance Date, plus (b) all Monthly Payments that were delinquent on the last day of the related Due Period but received prior to the close of business on the related Determination Date, plus (c) all Monthly Advances, if any, which the Servicer is obligated to remit pursuant to Section 6.03; provided that the Servicer shall not be required to remit, until the next following Remittance Date, any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the related Due Period.

(2) All remittances made to the Purchaser on each Remittance Date will be made to the Purchaser by wire transfer of immediately available funds accordingly to the instructions that will be provided by Purchaser to the Servicer.

(3) With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to One-month LIBOR (as published in the Wall Street Journal) plus 200 basis points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. Neither the payment by the Servicer nor the acceptance by the Purchaser of any such interest shall be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

Section 6.02 Reporting.

On or before the 5th calendar day (or, if such day is not a Business Day, on the immediately succeeding Business Day) of each month during the term hereof, the Servicer shall deliver to the Purchaser monthly accounting reports in the form of Exhibits 6.02(a) through 6.02(g) attached hereto with respect to the most recently ended Monthly Period. Such monthly accounting reports shall include information as to the aggregate Unpaid Principal Balance of all Mortgage Loans, the scheduled amortization of all Mortgage Loans, any delinquencies and the amount of any Principal Prepayments as of the most recently ended Record Date.

The Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

Section 6.03 Monthly Advances by the Servicer.

(1) Not later than the close of business on the Business Day immediately preceding each Remittance Date, the Servicer shall deposit in the Collection Account an amount equal to all Monthly Payments not previously advanced by the Servicer (with interest adjusted to the Remittance Rate) that were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date. The Servicer may reduce the total amount to be deposited in the Collection Account as required by the foregoing sentence by the amount of funds in the Collection Account which represent Prepaid Monthly Payments.

(2) The Servicer’s obligations to make Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the Remittance Date for the remittance of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds, Condemnation Proceeds and REO Disposition Proceeds) with respect to the Mortgage Loan; provided that such obligation shall cease if the Servicer furnishes to the Purchaser an Officers’ Certificate evidencing the determination by the Servicer in accordance with Section 6.04 that an advance with respect to such Mortgage Loan would constitute a Non-recoverable Advance.

Section 6.04 Non-recoverable Advances.

The determination by the Servicer that it has made a Non-recoverable Advance or that any Monthly Advance or Servicing Advance, if made, would constitute a Non-recoverable Advance shall be evidenced by an Officers’ Certificate delivered to the Purchaser detailing the reasons for such determination.

Section 6.05 Itemization of Servicing Advances.

The Servicer shall provide the Purchaser with an itemization of all Servicing Advances incurred or made by the Servicer hereunder as the Purchaser may from time to time reasonably request.

Section 6.06 Officer’s Certificate.

The Seller shall deliver to the Purchaser an Officer’s Certificate in the form attached hereto as Exhibit 9 on the Initial Funding Date and upon Purchaser’s reasonable request thereafter.

ARTICLE VII:

GENERAL SERVICING PROCEDURE

Section 7.01 Enforcement of Due-on-Sale Clauses, Assumption Agreements.

(1) The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “ due-on-sale” clause applicable thereto; provided that the Servicer shall not exercise any such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Insurance Policy, if any.

(2) If the Servicer is prohibited from enforcing such “due-on-sale” clause, then the Servicer will enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. (For purposes of this Section 7.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.) If any Mortgage Loan is to be assumed, then the Servicer shall inquire into the creditworthiness of the proposed transferee and shall use the same underwriting criteria for approving the credit of the proposed transferee that are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. Where an assumption is allowed, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and subject to the conditions of Section 7.01(3), shall, and is hereby authorized to, enter into a substitution of liability agreement with the Person to whom the Mortgaged Property is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. In no event shall the Note Rate, the amount of the Monthly Payment or the final maturity date be changed. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Purchaser’s Mortgage File and shall, for all purposes, be considered a part of such Purchaser’s Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Servicer for entering into an assumption or substitution of liability agreement shall be retained by the Servicer as additional compensation for servicing the Mortgage Loans.

(3) If the credit of the proposed transferee does not meet such underwriting criteria, then the Servicer shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 7.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Purchaser by a certification of a Servicing Officer, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 5.04 have been or will be so deposited and shall request delivery to it of the Purchaser’s Mortgage File held by the Purchaser. Upon receipt of such certification and request, the Purchaser shall promptly release or cause to be released the related mortgage documents to the Servicer and the Servicer shall promptly prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

If the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage, or should it otherwise take such action which results in a reduction of the coverage under the Primary Insurance Policy, if any, then the Servicer shall promptly give written notice thereof to the Purchaser, and, within 10 Business Days following written demand therefor from the Purchaser to the Servicer, the Servicer shall repurchase the related Mortgage Loan by paying to the Purchaser the Repurchase Price therefor by wire transfer of immediately available funds directly to the Purchaser’s Account.

Section 7.03 Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicing Fee. The Servicing Fee in respect of a Mortgage Loan for a particular month shall become payable only upon the receipt by the Servicer from the Mortgagor of the full Monthly Payment in respect of such Mortgage Loan. Additional servicing compensation in the form of assumption fees, as provided in Section 7.01, late payment charges and other servicer compensation for modifications, short sales, and other shall be retained by the Servicer to the extent not required to be deposited in the Collection Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 7.04 Annual Compliance Statement.

The Servicer will deliver to the Purchaser and any Master Servicer, no later than March 1 of each year, beginning with March 1, 2007, an Officers’ Certificate (“Compliance Statement”) to the effect that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure and the nature and status thereof.

Section 7.05 Annual Assessment of Compliance and Attestation Report.

The Servicer shall deliver to the Purchaser and any Master Servicer, no later than March 1 of each year, beginning March 1, 2007, an assessment of compliance with servicing criteria on a certification substantially in the form of Exhibit 11 hereto (“Assessment of Compliance”), or such other form as mutually agreed upon by the Servicer and the Purchaser, and related attestation report (“Attestation Report”) as of and for the period ending on December 31 of the preceding calendar year, which Assessment of Compliance and Attestation Report will relate to each of the servicing criteria identified as the Servicer’s responsibility on Schedule 1122 thereto (the “Servicing Criteria”) and shall comply with the provisions of Regulation AB. Each such Assessment of Compliance shall include (a) a statement of the party’s responsibility for assessing compliance with the Servicing Criteria, (b) a statement that such party used the criteria identified in Item 1122 (d) of Regulation AB to assess compliance with the Servicing Criteria, (c) disclosure of any material instance of noncompliance identified by such party, and (d) a statement that a registered public accounting firm has issued an Attestation Report on such party’s Assessment of Compliance with the Servicing Criteria.

Section 7.06 Purchaser’s Right to Examine Servicer Records.

The Purchaser shall have the right to examine and audit, during business hours or at such other times as are reasonable under applicable circumstances, upon ten days advance notice any and all of (i) the credit and other loan files relating to the Mortgage Loans or the Mortgagors, (ii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) relating to the servicing of the Mortgage Loans and (iii) any and all books, records, documentation or other information of the Servicer (whether held by the Servicer or by another) that are relevant to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement. The Servicer shall be obligated to make the foregoing information available to the Purchaser at the site where such information is stored; provided that the Purchaser shall be required to pay all reasonable costs and expenses incurred by the Servicer in making such information available.

Section 7.07 Additional Requirements in Connection With Securitization Transactions.

Back-Up SOX Certification. In connection with any Securitization Transaction, the Servicer shall provide to the Purchaser and the Master Servicer, no later than March 1 of each year in which the Trust is required to file a Form 10-K with the SEC in connection with a Pass-Through Transfer, an Officer’s Certificate (a “Back-Up SOX Certification”) in the form of Exhibit 12 attached hereto.

Servicer Information. If so requested by the Purchaser or any Depositor in connection with any Securitization Transaction, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and any Subservicer, as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB.

Additional Monthly Reporting Requirements:

In connection with any Securitization Transaction, the Servicer shall provide to the Purchaser and the Master Servicer prompt notice of the occurrence of any of the following: any event of default under the terms of this Agreement; any merger, consolidation or sale of substantially all of the assets of the Servicer; the Servicer’s engagement of any subservicer, contractor or vendor to perform or assist in the performance of any of the Servicer’s obligations under this Agreement; any material litigation involving the Servicer; and any affiliation or other significant relationship between the Servicer and other transaction parties, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction.

No later than ten days prior to the deadline for the filing of any Distribution Report that includes any of the Mortgage Loans serviced by the Servicer, the Servicer shall provide to the Purchaser and the Master Servicer notice of the occurrence of any of the following events along with all information, data and materials related thereto as may be required to be included in the related Distribution Report (as specified in the provisions of Regulation AB referenced below):

(a)	any material changes to the Servicer’s definition or determination of delinquencies, charge-offs and uncollectible accounts (Item 1121 (a) (9) of Regulation AB);

(b)
any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a) (11) of Regulation AB);

(c)	material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a) (12) of Regulation AB); and

(d)
information regarding new asset-backed security issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a) (14) of Regulation AB).

Additional Information. The Servicer shall provide to the Purchaser and the Master Servicer such additional information as the Purchaser or Master Servicer may reasonably request, including evidence of the authorization of the person signing any certification or statement, financial information and reports, and such other information related to the Servicer or its performance hereunder.

Intention of the Parties and Interpretation. The Purchaser and the Servicer acknowledge and agree that the purpose of Sections 7.04, 7.05 and this 7.07 is to facilitate compliance by the Master Servicer and the Depositor with the provisions of Regulation AB, as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the SEC from time to time. Therefore, the Servicer agrees that (a) the obligations of the Servicer hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the Servicer’s obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the Servicer shall comply with requests made by the Master Servicer or the Depositor for delivery of additional or different information as the Master Servicer or the Depositor may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect such changes in the Servicer’s obligations as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Neither the Purchaser, nor any Depositor or Master Servicer shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Purchaser (including any of its assignees or designees, any Depositor and any Master Servicer) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

Indemnification. The Servicer shall indemnify and hold harmless the Purchaser, the Master Servicer and each of their directors, officers, employees, agents and affiliates (each, an “Indemnified Party”) from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses sustained by an Indemnified Party arising out of or based upon (i) any breach by the Servicer of any of its obligations under Section 7.04, 7.05 or 7.07, including particularly its obligations to provide any Compliance Statement, Assessment of Compliance, Attestation Report or any information, data or materials required to be provided by the Servicer under this Agreement and included in any Exchange Act report; (b) any untrue statement of a material fact contained or alleged to be contained in any information, data or material provided by the Servicer under Sections 7.04, 7.05 or 7.07 hereof (the “Servicer Information”) or the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (c) the negligence, bad faith or willful misconduct of the Servicer in connection with its performance under Sections 7.04, 7.05 and 7.07. If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party , then the Servicer agrees that it shall contribute to the amount paid or payable by an Indemnified Party as a result of any claims, losses, damages or liabilities incurred by an Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on one hand and the Servicer on the other. The indemnification in this subsection shall survive the termination of this Agreement or the termination of any party to this Agreement.

Master Servicer as Third Party Beneficiary. For purposes of Sections 7.04. 7.05 and 7.07 related to the requirements for delivery of Assessments of Compliance, Attestation Reports, Compliance Statements, Back-Up SOX Certificates and additional monthly reporting requirements, the Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all rights and benefits hereof as if it were a party to the Agreement.

ARTICLE VIII:

REPORTS TO BE PREPARED BY THE SERVICER

Section 8.01 The Servicer’s Reporting Requirements.

Electronic Format. If requested by the Purchaser, the Servicer shall supply any and all information regarding the Mortgage Loans and the REO Properties, including all reports required to be delivered pursuant to Section 5.03, Section 6.02 and this Section 8.01, to the Purchaser in electronic format reasonably acceptable to Purchaser, unless otherwise limited by the servicing system utilized by the Servicer.

Additional Reports; Further Assurances. On or before the 3rd Business Day preceding each Determination Date, the Servicer shall deliver to the Purchaser (i) a report, acceptable to the Purchaser, describing in reasonable detail all Mortgage Loans that are 90 days or more delinquent and the Servicer’s activities in connection with such delinquencies and (ii) a report (substantially in the form of Exhibit 8.01 attached hereto) with respect to delinquent Mortgage Loans. Utilizing resources reasonably available to the Servicer without incurring any cost except the Servicer’s overhead and employees’ salaries, the Servicer shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be reasonably requested by the Purchaser with respect to Mortgage Loans or REO Properties (provided the Purchaser shall have given the Servicer reasonable notice and opportunity to prepare such reports, information or documentation), including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Purchaser, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request. If any of such reports are not customarily prepared by the Servicer or require that the Servicer program data processing systems to create the reports, then the Purchaser shall pay to the Servicer a fee mutually agreed to by the Purchaser and the Servicer taking into account the Servicer’s actual time and cost in preparing such reports. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 8.02 Financial Statements.

The Servicer understands that, in connection with marketing the Mortgage Loans, the Purchaser may make available to any prospective purchaser of the Mortgage Loans the Servicer’s audited financial statements for its fiscal year 1999 and its audited financial statements for fiscal year 2000, together with any additional statements provided pursuant to the next sentence. During the term hereof, the Servicer will deliver to the Purchaser audited financial statements for each of its fiscal years following the Funding Date and all other financial statements prepared following the Funding Date to the extent any such statements are available upon request to the public at large.

The Servicer also agrees to make available upon reasonable notice and during normal business hours to any prospective purchasers of the Mortgage Loans a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the Servicer which may affect, in any material respect, the Servicer’s ability to comply with its obligations under this Agreement, and to permit any prospective purchasers upon reasonable notice and during normal business hours to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchasers that the Servicer has the ability to service the Mortgage Loans in accordance with this Agreement.

ARTICLE IX:

THE SELLERS

Section 9.01 Indemnification; Third Party Claims.

Each Seller shall indemnify and hold harmless the Purchaser, its directors, officers, agents, employees, and assignees (each, an “Indemnified Party”) from and against any costs, damages, expenses (including reasonable attorneys’ fees and costs, irrespective of whether or not incurred in connection with the defense of any actual or threatened action, proceeding, or claim), fines, forfeitures, injuries, liabilities or losses (“Losses”) suffered or sustained in any way by any such Person, no matter how or when arising (including Losses incurred or sustained in connection with any judgment, award, or settlement), in connection with or relating to (i) a breach by such Seller of any of its representations and warranties contained in Article III or (ii) a breach by such Seller of any of its covenants and other obligations contained herein including any failure to service the Mortgage Loans in compliance with the terms hereof and in accordance with the standard of care in Section 9.03. The applicable Seller shall immediately (i) notify the Purchaser if a claim is made by a third party with respect to this Agreement, any Mortgage Loan and/or any REO Property (ii) assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including attorneys’ fees, and (iii) promptly pay, discharge and satisfy any judgment, award, or decree that may be entered against it or the Purchaser in respect of such claim. Nothing contained herein shall prohibit the Purchaser, at its expense, from retaining its own counsel to assist in any such proceedings or to observe such proceedings; provided that neither Seller shall be obligated to pay or comply with any settlement to which it has not consented. The Servicer shall be reimbursed from amounts on deposit in the Collection Account for all amounts advanced by it pursuant to the second preceding sentence except when the claim in any way relates to the Servicer’s indemnification pursuant to this Section 9.01.

Section 9.02 Merger or Consolidation of the Seller.

Each Seller will keep in full effect its existence, rights and franchises as a corporation or a Delaware business trust, as applicable, under the laws of the state of its organization and will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which a Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of such Seller’s assets to such Person) to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that, unless otherwise consented to by the Purchaser, the successor or surviving Person, in the case of a merger or consolidation, etc. of the Servicer, shall be an institution qualified to service mortgage loans on behalf of FNMA and FHLMC in accordance with the requirements of Section 3.02(1), shall not cause a rating on any security backed by a Mortgage Loan to be downgraded and shall satisfy the requirements of Section 12.01 with respect to the qualifications of a successor to such Seller.

Section 9.03 Limitation on Liability of the Sellers and Others.

Neither the Sellers nor any of the officers, employees or agents of the Sellers shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or pursuant to the express written instructions of the Purchaser, or for errors in judgment made in good faith; provided that this provision shall not protect the Sellers or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith, gross negligence or any breach in the performance of the obligations and duties hereunder. The Sellers and any officer, employee or agent of the Sellers may rely in good faith on any document of any kind reasonably believed by the Sellers or such Person to be genuine and prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

The Sellers shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to their duties hereunder and which in their opinion may involve them in any expense or liability; provided that the Sellers may in their discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Sellers shall be entitled to be reimbursed therefor out of the Collection Account. This indemnity shall survive the termination of this Agreement.

Section 9.04 Servicer Not to Resign.

With respect to the retention by PHH Mortgage of the servicing of the Mortgage Loans and the REO Properties hereunder, PHH Mortgage acknowledges that the Purchaser has acted in reliance upon PHH Mortgage’s Independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Consequently, PHH Mortgage shall not assign the servicing rights retained by it hereunder to any third party nor resign from the obligations and duties hereby imposed on it except (i) with the approval of the Purchaser, such approval not to be unreasonably withheld, or (ii) 3 Business Days following any determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by PHH Mortgage. Any determination permitting the transfer of the servicing rights or the resignation of PHH Mortgage under Subsection (ii) hereof shall be evidenced by an opinion of counsel to such effect delivered to the Purchaser, which opinion of counsel shall be in form and substance reasonably acceptable to the Purchaser.

ARTICLE X:

DEFAULT

Section 10.01 Events of Default.

In case one or more of the following events shall occur and be continuing:

(1)
any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of 3 Business Days unless such failure to remit is due to a cause beyond the Servicer’s control, including an act of God, act of civil, military or governmental authority, fire, epidemic, flood, blizzard, earthquake, riot, war, or sabotage, provided that the Servicer gives the Purchaser notice of such cause promptly and uses its reasonable efforts to correct such failure to remit and does so remit within 2 Business Days following the end of the duration of the cause of such failure to remit;

(2)
any failure on the part of a Seller/Servicer duly to observe or perform in any material respect any of the covenants or agreements on the part of such Seller/Servicer set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the applicable Seller/Servicer by the Purchaser; provided that such 30-day period shall not begin with respect to any failure to cure, repurchase or substitute in accordance with Sections 2.04 and/or 3.04 until the expiration of the cure periods provided for in Sections 2.04 and/or 3.04, as applicable;

(3)
any filing of an Insolvency Proceeding by or on behalf of a Seller/Servicer, any consent by or on behalf of a Seller/Servicer to the filing of an Insolvency Proceeding against a Seller/Servicer, or any admission by or on behalf of a Seller/Servicer of its inability to pay its debts generally as the same become due;

(4)	any filing of an Insolvency Proceeding against a Seller/Servicer that remains undismissed or unstayed for a period of 60 days after the filing thereof;

(5)	any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of a Seller/Servicer;

(6)	any failure or inability of PHH Mortgage to be eligible to service Mortgage Loans for FNMA or FHLMC;

(7)
any sale, transfer, assignment, or other disposition by a Seller/Servicer of all or substantially all of its property or assets to a Person who does not meet the qualifications enumerated or incorporated by reference into Section 9.02, any assignment by a Seller/Servicer of this Agreement or any of a Seller’s/Servicer’s rights or obligations hereunder except in accordance with Section 9.04, or any action taken or omitted to be taken by a Seller/Servicer in contemplation or in furtherance of any of the foregoing, without the consent of the Purchaser; or

(8)	any failure by the Seller to be in compliance with applicable “doing business” or licensing laws of any jurisdiction where Mortgaged Property is located;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Sellers may, in addition to whatever rights the Purchaser may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Sellers under this Agreement and in and to the Mortgage Loans and the proceeds thereof subject to Section 12.01, without the Purchaser’s incurring any penalty or fee of any kind whatsoever in connection therewith; provided that, upon the occurrence of an Event of Default under Subsection (3), (4) or (5) of this Section 10.01, this Agreement and all authority and power of the Sellers hereunder (whether with respect to the Mortgage Loans, the REO Properties or otherwise) shall automatically cease. On or after the receipt by the Sellers of such written notice, all authority and power of the Sellers under this Agreement (whether with respect to the Mortgage Loans or otherwise) shall cease. Notwithstanding the occurrence of an Event of Default, the Sellers or the Servicer, as applicable, shall be entitled to all amounts due to such party and remaining unpaid on such date of termination.

ARTICLE XI:

TERMINATION

Section 11.01 Term and Termination.

(1) The servicing obligations of the Servicer under this Agreement may be terminated as provided in Section 10.01 hereof.

(2) In any case other than as provided under Subsection (1) hereof, the respective obligations and responsibilities of the Sellers hereunder shall terminate upon: (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (b) the mutual written consent of the Sellers and the Purchaser.

(3) Upon any termination of this Agreement or the servicing obligations of the Servicer hereunder, then the Servicer shall prepare, execute and deliver all agreements, documents and instruments, including all Servicer Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect such termination, all at the Servicer’s sole expense. In any such event, the Servicer agrees to cooperate with the Purchaser in effecting the termination of the Servicer’s servicing responsibilities hereunder, including the transfer to the Purchaser or its designee for administration by it of all cash amounts which shall at the time be contained in, or credited by the Servicer to, the Collection Account and/or the Escrow Account or thereafter received with respect to any Mortgage Loan or REO Property.

Section 11.02 Survival.

Notwithstanding anything to the contrary contained herein, the representations and warranties of the parties contained herein and in any certificate or other instrument delivered pursuant hereto, as well as the other covenants hereof (including those set forth in Section 9.01) that, by their terms, require performance after the termination by this Agreement, shall survive the delivery and payment for the Mortgage Loans on each Funding Date as well as the termination of this Agreement and shall inure to the benefit of the parties, their successors and assigns. Sellers further agree that the representations, warranties and covenants made by Sellers herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by Purchaser notwithstanding any investigation heretofore made by Purchaser or on Purchaser’s behalf.

ARTICLE XII:

GENERAL PROVISIONS

Section 12.01 Successor to the Servicer.

Upon the termination of the Servicer’s servicing responsibilities and duties under this Agreement pursuant to Section 9.04, 10.01, or 11.01, the Purchaser shall (i) succeed to and assume all of the Servicer ’s responsibilities, rights, duties and obligations under this Agreement or (ii) appoint a successor servicer which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. If the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, then the Servicer shall continue to discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof (if applicable) all on the terms and conditions contained herein and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The termination of the Servicer’s servicing responsibilities pursuant to any of the aforementioned Sections shall not, among other things, relieve the Servicer of its obligations pursuant to Section 2.04 and/or 7.02, the representations and warranties or other obligations set forth in Sections 2.04, 3.01, 3.02 and 3.03 and the remedies available to the Purchaser under the various provisions of this Agreement. In addition, such termination shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination.

Section 12.02 Governing Law.

This Agreement is to be governed by, and construed in accordance with the internal laws of the State of New York without giving effect to principals of conflicts of laws. The obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.03 Notices.

Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered, sent by courier with delivery against signature therefor, mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar writing mailed or sent by courier as provided above, to (i) in the case of the Purchaser, RWT Holdings, Inc., One Belvedere Place, Suite 310, Mill Valley, California 94941, Attention: John Isbrandtsen, fax number (415) 381-1773, or such other address as may hereafter be furnished to the Sellers in writing by the Purchaser, (ii) in the case of the PHH Mortgage, PHH Mortgage Corporation, 6000 Atrium Way, Mt. Laurel, NJ 08054, Attention: Peter A. Thomas, Vice President, Secondary Marketing, fax number (__) ___-____, (iii) in the case of the Trust, c/o PHH Mortgage Corporation, as Administrator, 6000 Atrium Way, Mt. Laurel, New Jersey 08054, Attention: Peter A. Thomas, Vice President, Secondary Marketing, fax number (___) ___-____, or such other address as may hereafter be furnished to the Purchaser and the Guarantor in writing by the applicable Seller, and (and (iv) in the case of the Guarantor, Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, California 94941, Attention Brett Nicholas, fax number (415) 381-1773), or such other address as may hereafter be furnished to the Sellers in writing by the Guarantor.

Section 12.04 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.05 Schedules and Exhibits.

The schedules and exhibits that are attached to this Agreement are hereby incorporated herein and made a part hereof by this reference.

Section 12.06 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(2)
any reference in this Agreement to this Agreement or any other agreement, document, or instrument shall be a reference to this Agreement or any other such agreement, document, or instrument as the same has been amended, modified, or supplemented in accordance with the terms hereof and thereof (as applicable);

(3)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(4)
references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs, ” and other subdivisions without reference to a document are to designated articles, sections, subsections, paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require;

(5)
a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(6)	a reference to a “day” shall be a reference to a calendar day;

(7)	the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(8)	the terms “include” and “including” shall mean without limitation by reason of enumeration .

Section 12.07 Waivers and Amendments, Noncontractual Remedies; Preservation of Remedies.

This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.08 Captions.

All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 12.09 Counterparts; Effectiveness.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective as of the date first set forth herein upon the due execution and delivery of this Agreement by each of the parties hereto.

Section 12.10 Entire Agreement; Amendment.

This Agreement (including the schedules and exhibits annexed hereto or referred to herein), together with the Cendant Guide and each Purchase Price and Terms Letter, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized representatives of the parties hereto.

Section 12.11 Further Assurances.

Each party hereto shall take such additional action as may be reasonably necessary to effectuate this Agreement and the transactions contemplated hereby. The Sellers will promptly and duly execute and deliver to the Purchaser such documents and assurances and take such further action as the Purchaser may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Purchaser.

Section 12.12 Intention of the Seller.

Each Seller intends that the conveyance of such Seller’s right, title and interest in and to the Mortgage Loans to the Purchaser shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the applicable Seller intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. Each Seller also intends and agrees that, in such event, (i) the applicable Seller shall be deemed to have granted to the Purchaser and its assigns a first priority security interest in such Seller's entire right, title and interest in and to the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans, all amounts held from time to time in the accounts mentioned pursuant to this Agreement and all reinvestment earnings on such amounts, together with all of the applicable Seller’s right, title and interest in and to the proceeds of any title, hazard or other insurance policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Section 12.13 Guaranty of Purchaser’s Obligations

Guarantor hereby agrees to cause RWT Holdings, Inc. to perform all of its duties and obligations as the Purchaser hereunder, guaranties the timely performance of such duties and obligations by RWT Holdings, Inc. and agrees to be jointly and severally liable to the Sellers for all such duties and obligations of RWT Holdings, Inc.

IN WITNESS WHEREOF, the Sellers, the Purchaser and the Guarantor have caused their names to be signed hereto by their respective officers as of the date first written above.

RWT HOLDINGS, INC.

By:
Name:
Title:

PHH MORTGAGE CORPORATION

By:
Name:
Title:

BISHOP’S GATE RESIDENTIAL
MORTGAGE TRUST (formerly known as
CENDANT RESIDENTIAL MORTGAGE
TRUST)

By:
Name:
Title:

REDWOOD TRUST, INC.

By:
Name:
Title:

SCHEDULE B-1

CONTENTS OF PURCHASER'S MORTGAGE FILE

With respect to each Mortgage Loan, the Purchaser's Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the applicable Seller or delivered to the Purchaser pursuant to the provisions of the Sellers' Warranties and Servicing Agreement.

1.
The original Mortgage Note bearing all intervening endorsements, endorsed, at the direction of the Purchaser either (2) in blank and signed in the name of the applicable Seller by an authorized officer. To the extent that there is no space on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Purchaser is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name];"

2.	To the extent applicable, the original of each power of attorney, surety agreement or guaranty agreement with respect to such Mortgage Loan;

3.
The original executed recorded Mortgage (together with the standard adjustable note mortgage rider, and convertible note rider, if applicable, if the Mortgage Loan is an ARM Loan), with evidence of recording thereon, or, if the original executed Mortgage has not yet been returned from the recording office, a copy of the original executed Mortgage certified by the applicable Seller, title insurance company, escrow agent or closing attorney to be a true copy of the original of the Mortgage which has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located. The standard FNMA/FHLMC Condominium Rider or PUD Rider must be attached to the Mortgage if the Mortgaged Property is a condominium or is located in a PUD.

4.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Mortgage shall be assigned, at the direction of the Purchaser either (2) with assignee's name left blank. The Assignment of Mortgage must be duly recorded only on the direction of the Purchaser. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]."

5.	The original policy of title insurance (or a preliminary title report, binder or commitment if the original title insurance policy has not been received from the insurance company).

6.
Originals of any executed intervening assignments of the Mortgage, with evidence of recording thereon or, if the original intervening assignment has not yet been returned from the recording office, a copy of such assignment certified by the Seller to be a true copy of the original of the assignment which has been sent for recording in the appropriate jurisdiction in which the Mortgaged Property is located.

7.	The original Primary Insurance Policy or the electronic certificate number of such policy and the identity of the named mortgagee.

8.
Originals of all assumption, modification and substitution agreements, if any, or, if the originals of any such assumption, modification and substitution agreements have not yet been returned from the recording office, a copy of such instruments certified by the applicable Seller to be a true copy of the original of such instruments which have been sent for recording in the appropriate jurisdictions in which the Mortgaged Properties are located.

9.	Certified copy of the pledge agreement as executed in connection with loans with additional collateral.

The following items should be included in Schedule B-1 with respect to any Cooperative Loan:

(9) (A) the original Mortgage Note, endorsed (on the Mortgage Note or an allonge attached thereto) “Pay to the order of _____________, without recourse” and signed by facsimile signature in the name of such Seller by an authorized officer, with all intervening endorsements showing a complete, valid and proper chain of title from the originator of such Mortgage Loan to such Seller;

(B) or a certified copy of the Mortgage Note (endorsed as provided above) together with a lost note affidavit providing indemnification to the holder thereof for any losses incurred due to the fact that the original Mortgage Note is missing;

(10) the original Acceptance of Assignment and Assumption of Lease Agreement for each Mortgage Loan, from such Seller signed by original or by facsimile signature to __________________, which assignment shall be in form and substance acceptable for recording (except for the recording information);

(11) the original Stock Certificate and related Stock Power, in blank, executed by the Mortgagor with such signature guaranteed and original Stock Power, in blank executed by the Seller;

(12) the original Proprietary Lease and the Assignment of Proprietary Lease executed by the Mortgagor in blank or if the Proprietary Lease has been assigned by the Mortgagor to the Seller, then the Seller must execute an assignment of the Assignment of Proprietary Lease in blank;

(13) the original Recognition Agreement and the original Assignment of Recognition Agreement;

(14) the recorded state and county Financing Statements and Financing Statement Changes;

(15) an Estoppel Letter and/or Consent;

(16) the Cooperative Lien Search;

(17) the guaranty of the Mortgage Note and Cooperative Loan, if any; and

(18) the original of any security agreement or similar document executed in connection with the Cooperative Loan.

(11) Certified copy of the pledge agreement as executed in connection with loans with additional collateral.

EXHIBIT 2.05

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (this “Assignment”), dated of [_______], 200[__], is entered into among [_________________], a ___________________ (the “Assignee”), RWT Holdings, Inc. (the “Assignor”), [PHH Mortgage Corporation] [Bishop’s Gate Residential Mortgage Trust] the “Seller ”), with PHH Mortgage Corporation, as the servicer (the “Servicer”).

RECITALS

WHEREAS the Assignor, the Seller and [PHH Mortgage Corporation] [Bishop’s Gate Residential Mortgage Trust], the Servicer and Redwood Trust, Inc., as Guarantor, have entered into a certain Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of August 1, 2002 (as amended or modified to the date hereof, the “Agreement”), pursuant to which the Assignor has acquired certain Mortgage Loans pursuant to the terms of the Agreement and Servicer has agreed to service such Mortgage Loans; and

WHEREAS the Assignee has agreed, on the terms and conditions contained herein, to purchase from the Assignor [certain] [all] of the Mortgage Loans (the “Specified Mortgage Loans”) which are subject to the provisions of the Agreement and are listed on the mortgage loan schedule attached as Exhibit I hereto (the “Specified Mortgage Loan Schedule”);

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Assignment and Assumption

(a) On and of the date hereof, the Assignor hereby sells, assigns and transfers to the Assignee all of its right, title and interest in the Specified Mortgage Loans and all rights related thereto as provided under the Agreement to the extent relating to the Specified Mortgage Loans, the Assignee hereby accepts such assignment from the Assignor, and the Seller hereby acknowledges such assignment and assumption.

(b) On and as of the date hereof, the Assignor represents and warrants to the Assignee that the Assignor has not taken any action that would serve to impair or encumber the Assignee’s ownership interests in the Specified Mortgage Loans since the date of the Assignor’s acquisition of the Specified Mortgage Loans.

2. Recognition of Purchaser

From and after the date hereof, both the Assignee and the Seller shall note the transfer of the Specified Mortgage Loans to the Assignee in their respective books and records and shall recognize the Assignee as the owner of the Specified Mortgage Loans, and Servicer shall service the Specified Mortgage Loans for the benefit of the Assignee pursuant to the Agreement, the terms of which are incorporated herein by reference. It is the intention of the Seller, the Servicer, the Assignee and the Assignor that the Assignment shall be binding upon and inure to the benefit of the Assignee and the Assignor and their successors and assigns.

3. Representations and Warranties

(a) The Assignee represents and warrants that it is a sophisticated investor able to evaluate the risks and merits of the transactions contemplated hereby, and that it has not relied in connection therewith upon any statements or representations of the Seller or the Assignor other than those contained in the Agreement or this Assignment.

(b) Each of the parties hereto represents and warrants that it is duly and legally authorized to enter into this Assignment.

(c) Each of the parties hereto represents and warrants that this Assignment has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4. Continuing Effect

Except as contemplated hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5. Governing Law

This Assignment and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.

6. Notices

Any notices or other communications permitted or required under the Agreement to be made to the Assignee shall be made in accordance with the terms of the Agreement and shall be sent to the Assignee as follows: [_____________________], or to such other address as may hereafter be furnished by the Assignee to the parties in accordance with the provisions of the Agreement.

7. Counterparts

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

8. Definitions

Any capitalized term used but not defined in this Agreement has the same meaning as in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

REDWOOD TRUST, INC.

By:
Name: Title:

SELLER:

[PHH MORTGAGE CORPORATION] [BISHOP’S GATE RESIDENTIAL MORTGAGE TRUST]

By:
Name: Title:

ASSIGNEE:

By:
Name: Title:

SERVICER:

PHH MORTGAGE CORPORATION

By:
Name: Title:

EXHIBIT 10

FORM OF WARRANTY BILL OF SALE

On this _______ day of ________, 200__, [PHH Mortgage Corporation] [Bishop's Gate Residential Mortgage Trust] ("Seller") as the Seller under that certain Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of January 1, 2006 (the "Agreement") does hereby sell, transfer, assign, set over and convey to [______________] as Purchaser under the Agreement, without recourse, but subject to the terms of the Agreement, all rights, title and interest of the Seller in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.01 of the Agreement, the Seller has delivered to the Purchaser or its custodian the Legal Documents for each Mortgage Loan to be purchased as set forth in the Agreement. The contents of each related Servicer's Mortgage File required to be retained by PHH Mortgage Corporation ("PHH") to service the Mortgage Loans pursuant to the Agreement and thus not delivered to the Purchaser are and shall be held in trust by PHH for the benefit of the Purchaser as the owner thereof. PHH 's possession of any portion of each such Servicer's Mortgage File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreement, and such retention and possession by PHH shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicer's Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of PHH shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by PHH at the will of the Purchaser in such custodial capacity only.

The Seller confirms to the Purchaser that the representations and warranties set forth in Sections 3.01, [3.02] and 3.03 of the Agreement are true and correct as of the date hereof, and that all statements made in the Sellers' Officer's Certificate and all attachments thereto remain complete, true and correct in all respects as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

[PHH MORTGAGE CORPORATION] [BISHOP'S GATE RESIDENTIAL MORTGAGE TRUST]

(Seller)

By:

Name:

Title:

EXHIBIT 11

FORM OF ASSESSMENT OF COMPLIANCE

To  RWT Holdings and [Master Servicer]

Re: Residential Mortgage Loans (including first and second lien, closed-end and revolving balance HELOC mortgage loans

As of and for the year ended December 31, [     ], the undersigned officer of PHH Mortgage hereby certifies as follows:

1.	PHH Mortgage is responsible for assessing compliance with the servicing criteria applicable to it (as identified in Schedule 1122 hereto) (the “Servicing Criteria”) for this asset class;

2.	PHH Mortgage used the criteria listed in paragraph (d) of Section 229.1122 of Regulation AB to assess compliance with the Servicing Criteria;

3.	[Except as described below,] PHH Mortgage has complied, in all material respects, with the applicable servicing criteria for this asset class; and

[DESCRIBE ANY MATERIAL INSTANCE OF NONCOMPLIANCE]

4.	a registered public accounting firm has issued an attestation report on PHH Mortgage’s compliance with the Servicing Criteria.

Signature
Name:
Title:

[Date]

Schedule 1122 to Exhibit 11

SERVICING CRITERIA

NOTE: The criteria shown with a checked box ☑ are applicable to PHH Mortgage’s duties under any transaction agreement for any loans covered by this Servicer’s Report. Criteria shown with a blank box ☐ are inapplicable to this servicer.

(A)	General Servicing Considerations

☑ Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with transaction agreements.

☑ If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

☑ Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.

☑ A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(B)	Cash Collection and Administration

☑ Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

☑ Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

☑ Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made reviewed and approved as specified in the transaction agreements.

☑ The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

☑ Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Section 240.13k-1(b)(1) of Regulation AB.

☑ Unissued checks are safeguarded so as to prevent unauthorized access.

☑ Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations:

(A)	Are mathematically accurate;

(B)	Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;

(C)	Are reviewed and approved by someone other than the person who prepared the reconciliation; and

(D)
Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(C) Investor remittances and reporting

☐ Reports to investors, including those to be filed with the Securities Exchange Commission (the “Commission”), are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;

(B) Provide information calculated in accordance with the terms specified in the transaction agreements;

(C) Are filed with the Commission as required by its rules and regulations; and

(D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

☐ Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

☐ Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.

☐ Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment or custodial bank statements.

(D) Pool Asset Administration

☑ Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.

☑ Pool assets and related documents are safeguarded as required by the transaction agreements.

☑ Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

☑ Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related asset documents.

☑ PHH Mortgage’s records regarding the pool assets agree with PHH Mortgage’s records with respect to an obligor’s unpaid principal balance.

☑ Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

☑ Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

☑ Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe PHH Mortgage’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

☑ Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

☑ Regarding any funds held in trust for an obligor (such as escrow accounts):

(A) Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements;

(B) Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and

(C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

☑ Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by PHH Mortgage at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

☑ Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from PHH Mortgage’s funds and not charged to the obligor, unless the late payment was due to obligor’s error or omission.

☑ Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by PHH Mortgage, or such other number of days specified in the transaction agreements.

☑ Delinquencies, charge-offs and uncollectible amounts are recognized and recorded in accordance with the transaction agreements.

☑ Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT 12

FORM OF BACK-UP SOX CERTIFICATION

Re: The Mortgage Loan Flow Purchase, Sale and Servicing Agreement dated as of January 1, 2006 between RWT Holdings, Inc., as Purchaser; PHH Mortgage Corporation and Bishop’s Gate Residential Mortgage Trust, as Sellers; and Redwood Trust, Inc. as Guarantor

I, ___________________________, the __________________ of PHH Mortgage Corporation (the “Servicer”), certify to the Purchaser, any Depositor, and the Master Servicer, and their officers, with the knowledge and intent that they will rely upon this certification, that:

(i) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Assessment of Compliance”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all other data, servicing reports, officer’s certificates and information relating to the performance of the Servicer under the terms of the Agreement during 200[ ] that were delivered to the Master Servicer pursuant to the Agreement (collectively, the “Servicing Information”);

(ii) Based on my knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading as of the period covered by or the date of such reports or information or the date of this certification;

(iii) Based on my knowledge, all of the Servicing Information required to be provided by the Servicer under the Agreement has been provided to the Master Servicer and the Purchaser;

(iv) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Assessment of Compliance or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and

(v) The Compliance Statement, the Assessment of Compliance and Attestation Report required to be provided by the Servicer pursuant to the Agreement, have been provided to the Master Servicer and the Purchaser. The Assessment of Compliance and the Attestation Report cover all items of the servicing criteria identified on Exhibit 11 to the Agreement as applicable to the Servicer. Any material instances of noncompliance described in such reports have been disclosed to the Master Servicer and to the Purchaser. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

PHH MORTGAGE CORPORATION
(Servicer)
By: Name: Title: Date:

PHH - SEQUOIA TO TRUSTEE

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

For

Mortgage Loan Flow Purchase, Sale & Servicing Agreement

And

Additional Collateral Servicing Agreement

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated as of May 25, 2007 (the “Assignment”), is entered into among Sequoia Residential Funding, Inc. (the “Assignor”), PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) ("PHH") and Bishop’s Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust), as the sellers (the “Sellers”), and PHH, as the servicer (the “Servicer”), and HSBC Bank USA, National Association (“HSBC Bank”) as Trustee under a Pooling and Servicing Agreement dated as of May 1, 2007 (the “Pooling and Servicing Agreement”), among the Assignor, as Depositor, HSBC Bank (in such Trustee capacity, the “Assignee”), and Wells Fargo Bank, N. A., as Master Servicer and Securities Administrator.

RECITALS

WHEREAS, Redwood Trust, Inc. (“Redwood”), the Sellers and the Servicer have entered into a certain Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of July 27, 2001, with Redwood as purchaser, PHH as servicer and seller, Bishop's Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust) as seller (as amended or modified to the date hereof, the “2001 Flow Servicing Agreement”), and pursuant to the Purchase Price and Terms Letter(s) and Warranty Bill(s) of Sale issued under the 2001 Flow Servicing Agreement and listed in Appendix A hereto (the “Purchase Price and Terms Letter(s)” and “Bill(s) of Sale,” respectively) Redwood acquired from the Sellers certain Mortgage Loans (the “Mortgage Loans”) and the Servicer has agreed to service such Mortgage Loans. In addition, certain of the Mortgage Loans are subject to the Additional Collateral Servicing Agreement, dated as of July 27, 2001 (the “2001 Additional Collateral Agreement”), between Redwood Trust and the Servicer; and

WHEREAS, RWT Holdings, Inc. (“RWT Holdings”) has previously acquired from Redwood and has sold, assigned and transferred all of its right, title and interest in certain of the Mortgage Loans (the “Specified Mortgage Loans”) which are listed on the mortgage loan schedule attached as Exhibit I hereto (the “Specified Mortgage Loan Schedule”) and certain rights under the 2001 Flow Servicing Agreement and the 2001 Additional Collateral Agreement with respect to the Specified Mortgage Loans to Assignor; and

WHEREAS, the parties hereto agree that notwithstanding anything to the contrary in the 2001 Flow Servicing Agreement and the 2001 Additional Collateral Agreement, the Specified Mortgage Loans are currently being serviced by PHH pursuant to the Mortgage Loan Flow Purchase, Sale & Servicing Agreement among RWT Holdings, PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) ("PHH") and Bishop’s Gate Residential Mortgage Trust (formerly known as Cendant Residential Mortgage Trust), as Sellers, and PHH, as Servicer, dated January 1, 2006 (the “2006 Flow Purchase and Servicing Agreement”) and the Additional Collateral Servicing Agreement between RWT Holdings and Servicer dated August 1, 2002 (the “2002 Additional Collateral Agreement”) (the 2006 Flow Purchase and Servicing Agreement and the 2002 Additional Collateral Agreement collectively referred to herein as the “Agreements”); and

WHEREAS, the parties hereto have agreed that the Specified Mortgage Loans shall be subject to the terms of this Assignment.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Assignment and Assumption.

(a) Effective on and as of the date hereof, the Assignor hereby pledges, assigns and transfers to the Assignee all of its right, title and interest in the Specified Mortgage Loans and all of its rights (but none of the Purchaser’s representations, warranties or obligations) provided under the Agreements to the extent relating to the Specified Mortgage Loans, the Assignee hereby accepts such assignment from the Assignor, and the Sellers and the Servicer hereby acknowledge such assignment and assumption.

(b) Effective on and as of the date hereof, the Assignor represents and warrants to the Assignee that the Assignor has not taken any action that would serve to impair or encumber the Assignee’s interest in the Specified Mortgage Loans since the date of the Assignor’s acquisition of the Specified Mortgage Loans.

2. Recognition of the Assignee.

From and after the date hereof, subject to Section 3 below, the Sellers and the Servicer shall recognize the Assignee as the holder of the rights and benefits of the Purchaser with respect to the Specified Mortgage Loans and the Servicer will service the Specified Mortgage Loans for the Assignee as if the Assignee and the Servicer had entered into separate servicing agreements for the servicing of the Specified Mortgage Loans in the form of the 2006 Flow Purchase and Servicing Agreement and the 2002 Additional Collateral Agreement (each as amended hereby) with the Assignee as the Purchaser thereunder, the terms of which Agreements are incorporated herein by reference and amended hereby. It is the intention of the parties hereto that this Assignment will be a separate and distinct agreement, and the entire agreement, between the parties hereto to the extent of the Specified Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

3. Assignor’s Continuing Rights and Responsibilities.

Notwithstanding Sections 1 and 2 above, the parties hereto agree that the Assignor rather than the Assignee shall have the ongoing rights and responsibilities of the Purchaser under the following sections of the Agreements:

2006 Flow Purchase and Servicing Agreement:

Section	Matter
2.04, 3rd ¶	(a) Defective Documents; Delivery of Mortgage Loan Documents.

3.04(3), 1st ¶	(b) Repurchase and Substitution.

5.01(3)(c) and (d)	(c) Consent of the Purchaser.

5.14	(d) Sale of Specially Serviced Mortgage Loans and REO Properties.

5.15, 6th and 8th ¶’s	(e) Realization Upon Specially Serviced Mortgage Loans and REO Properties.

7.06	(f) Purchaser’s Right to Examine Servicer Records.

9.01 penultimate sentence	(g) Indemnification; Third-Party Claims.

2002 Additional Collateral Agreement:

Section	Matter
5(a) and (c)	Surety Bond.

In addition, the Servicer agrees to furnish upon request to the Assignor and the Master Servicer copies of reports, notices, statements and other communications required to be delivered by the Servicer pursuant to any of the sections of the Agreements referred to above and under the following sections, at the times therein specified:

2006 Flow Purchase and Servicing Agreement:

Section
5.03	(a) Reports for Specially Serviced Mortgage Loans and Foreclosure Sales.

5.13, 1st and 5th ¶’s	(b) Management of REO Properties.

5.15, 2nd ¶	(c) Realization Upon Specially Serviced Mortgage Loans and REO Properties.

6.02	(d) Reporting.

6.04	(e) Non-recoverable Advances.

6.05	(f) Itemization of Servicing Advances.

7.02	(g) Satisfaction of Mortgages and Release of Mortgage Files.

7.04	(h) Annual Compliance Statement.

7.05	(i) Annual Assessment of Compliance and Attestation Report.

7.07	(j) Back-Up SOX Certification

8.01	(k) The Servicer’s Reporting Requirements.

8.02, 1st ¶	(l) Financial Statements.

9.01	(m) Indemnification; Third-Party Claims

2002 Additional Collateral Agreement:

N/A.

4. Amendment to the Agreements.

The parties to this Assignment agree to deem the 2002 Additional Collateral Agreement together with the 2006 Flow Purchase and Servicing Agreement, as a single servicing agreement (the “Combined Servicing Agreement”) for purposes of Section 7.04 (Annual Compliance Statement) and 7.05 (Annual Assessment of Compliance and Attestation Report) of the 2006 Flow Purchase and Servicing Agreement. Accordingly, the certificates delivered by the Servicer pursuant to those sections shall address all categories applicable to the Combined Servicing Agreement.

In addition, the Agreements are hereby amended as set forth in Appendix B hereto with respect to the Specified Mortgage Loans.

5. Representations and Warranties.

(a) Each of the parties hereto represents and warrants that it is duly and legally authorized to enter into this Assignment.

(b) Each of the parties hereto represents and warrants that this Assignment has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6. Continuing Effect.

Except as contemplated hereby, the Agreements shall remain in full force and effect in accordance with their terms.

7. Governing Law.

This Assignment and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.

8. Notices.

Any notices or other communications permitted or required under the Agreements to be made to the Assignor and Assignee shall be made in accordance with the terms of the Agreements and shall be sent to the Assignor and Assignee as follows:

Sequoia Residential Funding, Inc.
One Belvedere Place, Suite 330
Mill Valley, CA 94941
Facsimile Number: 415-381-1773

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018

or to such other address as may hereafter be furnished by the Assignor or Assignee to the other parties in accordance with the provisions of the Agreements.

9. Counterparts.

This Assignment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

10. Definitions.

Any capitalized term used but not defined in this Assignment has the same meaning as in the Agreements.

11. Master Servicer.

The Sellers and the Servicer hereby acknowledge that the Assignee has appointed Wells Fargo Bank, N. A. (the “Master Servicer”) to act as master servicer and securities administrator under the Pooling and Servicing Agreement and hereby agree to treat all inquiries, instructions, authorizations and other communications from the Master Servicer as if the same had been received from the Assignee. The Master Servicer, acting on behalf of the Assignee, shall have the rights of the Assignee as the Purchaser under the Agreements to enforce the obligations of the Servicer thereunder. Any notices or other communications permitted or required under the Agreements to be made to the Assignee shall be made in accordance with the terms of the Agreements and shall be sent to the Master Servicer at the following address:

Wells Fargo Bank, N. A.
P.O. Box 98
Columbia, Maryland 21046
(or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045)
Attention: Sequoia Mortgage Trust 2007-2

or to such other address as may hereafter be furnished by the Master Servicer to Seller and Servicer. Any such notices or other communications permitted or required under the Agreements may be delivered in electronic format unless manual signature is required in which case a hard copy of such report or communication shall be required.

The Servicer further acknowledges that the Assignor has engaged the Master Servicer to provide certain default administration and that the Master Servicer, acting as agent of the Assignor, may exercise any of the rights of the Purchaser retained by the Assignor in Section 3 above.

The Servicer shall make all distributions under the Agreements, as they relate to the Specified Mortgage Loans, to the Master Servicer by wire transfer of immediately funds to:

Wells Fargo Bank, NA
San Francisco, CA
ABA# 121-000-248
Acct# 3970771416
Acct Name: SAS Clearing
FFC: 53145300

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

SEQUOIA RESIDENTIAL FUNDING, INC.

By:
Name: Title:

ASSIGNEE:

HSBC BANK USA, NATIONAL

ASSOCIATION

By:
Name: Title:

SELLER:

PHH MORTGAGE CORPORATION

By:
Name: Title:

SELLER:

BISHOP’S GATE RESIDENTIAL

MORTGAGE TRUST

By:
Name: Title:

SERVICER:

PHH MORTGAGE CORPORATION

By:
Name: Title:

EXHIBIT I

APPENDIX A

Purchase Price and Terms Letter(s)	Warranty Bill(s) of Sale
1/28/02

APPENDIX B

MODIFICATIONS TO THE 2006 FLOW PURCHASE AND SERVICING AGREEMENT

1. The definition of “Business Day” is hereby revised to read as follows (addition in italics):

“ ‘Business Day’: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking or savings associations in the States of Maryland or Minnesota are authorized or obligated by law or executive order to be closed, or (iii) a day on which the Federal Reserve is closed.”

2. The definition of “Collection Account” is hereby revised to read as follows:

“‘Collection Account’: The separate trust account or accounts created and maintained pursuant to Section 5.04 which shall be entitled 'HSBC Bank USA, National Association, as Trustee on behalf of the holders of Sequoia Mortgage Trust 2007-2 Mortgage Pass-Through Certificates.'”

3. The definition of “Cut-off Date” is hereby revised to read as follows:

“‘Cut-off Date’: May 1, 2007.”

4. The definition of "Due Period" is hereby revised to read as follows:

"'Due Period': With respect to each Remittance Date, the period commencing on the second day of the month immediately preceding the month of such Remittance Date and ending on the first day of the month of such Remittance Date."

5. The definition of “Escrow Account” is hereby revised to read as follows (changes in italics):

“ ‘Escrow Account’: The separate trust account or accounts created and maintained pursuant to Section 5.06 which shall be entitled “PHH Mortgage Corporation, as servicer and custodian for the Purchaser under the Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of January 1, 2006 (as amended), and various mortgagors.”

6. Section 3.03 is revised to delete the “and” at the end of Section 3.03(48), to replace the “.” at the end of Section 3.03(49) with “;”, to replace the “.” at the end of Section 3.03(50) with “;” and to add the following representations and warranties at the end of such Section:

“(51) No Mortgage Loan was originated on or after October 1, 2002 and prior to March 7, 2003, which is secured by property located in the State of Georgia. No Mortgage Loan was originated on or after March 7, 2003 which is a “high cost home loan” as defined under the Georgia Fair Lending Act, which became effective October 1, 2002;

(52) Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

(53) None of the mortgage loans are High Cost as defined by the applicable predatory and abusive lending laws and no mortgage loan is a “high cost” or “covered” mortgage loan, as applicable (as such terms are defined in the then current Standard and Poor’s LEVELS Glossary which is now Version 5.7, Appendix E);

(54) No Mortgage Loan which is secured by property located in the State of New Jersey is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act, which became effective November 27, 2003;

(55) No Mortgage Loan which is secured by property located in the State of New Mexico is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act, which became effective January 1, 2004;

(56) No Mortgage Loan which is secured by property located in the State of Kentucky is a “High-Cost Home Loan” as defined in the Kentucky House Bill 287, which became effective June 24, 2003;

(57) No Mortgage Loan which is secured by property located in the Commonwealth of Massachusetts is a "High Cost Home Mortgage Loan" as defined in the Massachusetts Predatory Home Loan Practices Act (Mass. Ann. Laws ch. 183C) which became effective November 7, 2004;

(58) No Mortgage Loan that is secured by property located in the State of Illinois is a "High-Risk Home Loan" as defined in the Illinois High Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); and none of the Mortgage Loans that are secured by property located in the State of Illinois are in violation of the provisions of the Illinois Interest Act (815 Ill. Comp. Stat. 205/1 et. seq.);

(59) No Mortgage Loan that is secured by property located in the State of Indiana is a "High Cost Home Loan" as defined in Indiana’s Home Loan Practices Act (I.C. 24-9), which became effective January 1, 2005;

(60) None of the proceeds of any Mortgage Loan were used to finance the purchase of single premium credit insurance policies; and

(61) No Mortgage Loan contains prepayment penalties that extend beyond five years after the date of origination.”

7. The first sentence of Section 5.03 is hereby replaced with the following:

“The Servicer shall, within five (5) calendar days following each Record Date, deliver to the Purchaser monthly reports (substantially in the form of Exhibit 1: 12B and 12C attached hereto or in such other format and content mutually agreed upon) with respect to all Specially Serviced Mortgage Loans.”

8. The first sentence of Section 6.02 is hereby replaced with the following:

“On or before the 5th calendar day (or, if such day is not a Business Day, on the immediately succeeding Business Day) of each month during the term hereof, the Servicer shall deliver to the Purchaser monthly accounting reports in the form of Exhibit 1: 12A attached hereto, or in such other format and content mutually agreed upon, with respect to the most recently ended Monthly Period.”

9. Section 10.01 is revised to read as follows:

“(1) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of 3 Business Days;”

10.  Section 10.01 is revised to add an “or” and the following after 10.01(8):

“(9) any failure by the Servicer to comply with Sections 7.04, 7.05 or 7.07 of this Agreement.”

11. Exhibit 11 to the Flow Purchase and Servicing Agreement, the Form of Assessment of Compliance, is hereby deleted in its entirety and replaced by Exhibit II attached to this Assignment.

MODIFICATIONS TO THE 2002 ADDITIONAL COLLATERAL AGREEMENT

1. A definition of “Collection Account” is added to read as follows:

“‘Collection Account’: The separate trust account or accounts created and maintained pursuant to Section 5.04 of the Purchase and Servicing Agreement which shall be entitled ‘HSBC Bank USA, National Association, as Trustee on behalf of the holders of Sequoia Mortgage Trust 2007-2 Mortgage Pass-Through Certificates.’”

2.  Section 2(d) is hereby revised by deleting the “and” at the end of Section 2(d)(ii), deleting the “.” at the end of Section 2(d)(iii) and replacing it with “; and” and then adding the following at the end of such section:

“(iv) The Additional Collateral Mortgage Loans are insured under the terms and provisions of the Surety Bond subject to the limitations set forth therein. All requirements for transferring coverage under the Surety Bond in respect of such Additional Collateral Mortgage Loans to the Trustee (as defined in the Pooling and Servicing Agreement) shall be complied with.”

3.  Section 7 is hereby revised by adding the following sentence at the end of the paragraph:

"Notwithstanding the foregoing, the obligations and responsibilities of the Servicer shall terminate upon any Event of Default of the Seller/Servicer enumerated under Section 10.01 of the Purchase and Servicing Agreement and the appointed successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement."

EXHIBIT 1

	Standard Loan Level File Layout - Master Servicing

Exhibit 12A: Layout
Column Name	Description	Decimal	Format Comment	Max Size
Each file requires the following fields:
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 20 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
Plus the following applicable fields:
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11
BREACH_FLAG	Flag to indicate if the repurchase of a loan is due to a breach of Representations and Warranties		Y=Breach N=NO Breach Let blank if N/A	1

Exhibit 12B : Standard File Layout - Delinquency Reporting

  *The column/header names in bold are the minimum fields Wells Fargo must receive from every Servicer

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY

APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)
MOTION_FOR_RELIEF_DATE	The date the Motion for Relief was filed	10	MM/DD/YYYY
FRCLSR_BID_AMT	The foreclosure sale bid amount	11	No commas(,) or dollar signs ($)
FRCLSR_SALE_TYPE	The foreclosure sales results: REO, Third Party, Conveyance to HUD/VA
REO_PROCEEDS	The net proceeds from the sale of the REO property.		No commas(,) or dollar signs ($)
BPO_DATE	The date the BPO was done.
CURRENT_FICO	The current FICO score
HAZARD_CLAIM_FILED_DATE	The date the Hazard Claim was filed with the Hazard Insurance Company.	10	MM/DD/YYYY
HAZARD_CLAIM_AMT	The amount of the Hazard Insurance Claim filed.	11	No commas(,) or dollar signs ($)

HAZARD_CLAIM_PAID_DATE	The date the Hazard Insurance Company disbursed the claim payment.	10	MM/DD/YYYY
HAZARD_CLAIM_PAID_AMT	The amount the Hazard Insurance Company paid on the claim.	11	No commas(,) or dollar signs ($)
ACTION_CODE	Indicates loan status		Number
NOD_DATE			MM/DD/YYYY
NOI_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_PLAN_START_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_ PLAN_END_DATE
ACTUAL_REO_START_DATE			MM/DD/YYYY
REO_SALES_PRICE			Number
REALIZED_LOSS/GAIN	As defined in the Servicing Agreement		Number

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit 12C: Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

*	For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*	For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

*	Other expenses - copies of corporate advance history showing all payments

*	REO repairs > $1500 require explanation

*	REO repairs >$3000 require evidence of at least 2 bids.

*	Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*	Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.

Credits:

14-21.	Complete as applicable. Required documentation:

*	Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

*	Copy of EOB for any MI or gov't guarantee

*	All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:	For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: ________________________	Date: ________________________

Phone: ________________________	Email Address: ________________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale 3rd Party Sale	Short Sale	Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown	Yes	No

If “Yes”, provide deficiency or cramdown amount _________________________

Liquidation and Acquisition Expenses:

(1) Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2) Interest accrued at Net Rate	________________	(2)
(3) Accrued Servicing Fees	________________	(3)
(4) Attorney's Fees	________________	(4)
(5) Taxes (see page 2)	________________	(5)
(6) Property Maintenance	________________	(6)
(7) MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8) Utility Expenses	________________	(8)
(9) Appraisal/BPO	________________	(9)
(10) Property Inspections	________________	(10)
(11) FC Costs/Other Legal Expenses	________________	(11)
(12) Other (itemize)	________________	(12)
Cash for Keys__________________________	________________	(12)
HOA/Condo Fees_______________________	________________	(12)
______________________________________	________________	(12)

Total Expenses	$ _______________	(13)
Credits:
(14) Escrow Balance	$ _______________	(14)
(15) HIP Refund	________________	(15)
(16) Rental Receipts	________________	(16)
(17) Hazard Loss Proceeds	________________	(17)
(18) Primary Mortgage Insurance / Gov’t Insurance	________________	(18a) HUD Part A
	________________	(18b) HUD Part B
(19) Pool Insurance Proceeds	________________	(19)
(20) Proceeds from Sale of Acquired Property	________________	(20)
(21) Other (itemize)	________________	(21)
_________________________________________	________________	(21)

Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)	$________________	(23)

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Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

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EXHIBIT II

FORM OF ASSESSMENT OF COMPLIANCE

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _____________________ of PHH Mortgage Corporation, certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)  I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB and identified as the responsibility of the Company on Exhibit A hereto (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)  Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)  Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)  I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)  The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: ______________________________

By:
Name:
Title:

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EXHIBIT A

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”;

Servicing Criteria		Applicable Servicing
Reference	Criteria	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x

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Servicing Criteria		Applicable Servicing
Reference	Criteria	Criteria
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x

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Servicing Criteria		Applicable Servicing
Reference	Criteria	Criteria
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x

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Servicing Criteria		Applicable Servicing
Reference	Criteria	Criteria
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the Mortgage Loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[PHH MORTGAGE CORPORATION] [NAME OF SUBSERVICER]

Date:

By:
Name: Title:

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